UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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TEJON RANCH CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 1000

Lebec, California 93243

March 30, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Tuesday, May 10, 2011, at 9:30 A.M., at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please vote the enclosed proxy at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Robert A. Stine, President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

May 10, 2011

The Annual Meeting of Stockholders of Tejon Ranch Co. (the “Company” or “Tejon” or referred to as “we”, “us”, “our” or words of similar import in this Proxy Statement) will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California on Tuesday, May 10, 2011, at 9:30 A.M., California time, for the following purposes:

1.	To elect the three directors named in this Proxy Statement.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

3.	To hold an advisory vote on executive compensation.

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation.

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The names of the nominees of the Board of Directors of the Company for election at the meeting are: John L. Goolsby, Norman Metcalfe, and Kent G. Snyder.

The Board of Directors of the Company recommends that you vote “FOR” the approval of each of the proposals outlined in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on March 11, 2011, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy card, for which a return envelope is provided, or vote your proxy by phone or the internet, the instructions for which are provided on the enclosed proxy card.

Please note that if your shares are held by a broker, bank or other holder of record, your broker, bank or other holder of record will NOT be able to vote your shares with respect to Proposals 1, 3 or 4 unless you provide directions to your broker. We strongly encourage you to return the voting instructions provided by your broker, bank or other holder of record or utilize your broker’s telephone or internet voting if available and exercise your right to vote as a stockholder.

For the Board of Directors,

KENT G. SNYDER, Chairman of the Board ALLEN E. LYDA, Chief Financial Officer, Assistant Secretary

Lebec, California

March 30, 2011

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ALTERNATIVELY, PLEASE VOTE YOUR PROXY BY PHONE OR THE INTERNET. PLEASE VOTE YOUR PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR PROXY.

TEJON RANCH CO.

Post Office Box 1000

Lebec, California 93243

PROXY STATEMENT

Annual Meeting of Stockholders

May 10, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on

May 10 2011

The Proxy Statement and accompanying Annual Report to stockholders are available at www.tejonranch.com, or at http://phx.corporate-ir.net/phoenix.zhtml?c=72959&p=irol-IRHome, or at

http://www.materials.proxyvote.com/879080

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 10, 2011 (the “2011 Annual Meeting”).

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about March 30, 2011.

SOLICITATION OF PROXIES

At the meeting, the stockholders of the Company will be asked to vote on the following matters: (1) the election of the three directors named in this Proxy Statement, (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011, (3) an advisory resolution on executive compensation, (4) an advisory vote on the frequency of the advisory vote on executive compensation, and (5) such other business as may properly come before the meeting. The Company’s Board of Directors (the “Board”) is asking for your proxy for use at the 2011 Annual Meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The cost of preparing, assembling, and mailing the Notice of Meeting, this Proxy Statement and the enclosed proxy ballot will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, e-mail, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

RECORD DATE AND VOTING

General Information

Holders of shares of the Company’s Common Stock, par value $0.50 (the “Common Stock”) of record at the close of business on March 11, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the meeting. There were 19,768,145 shares of Common Stock outstanding on the Record Date. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Company’s Secretary a written notice of revocation or by submitting a later-dated proxy via the Internet, by telephone, or by mail. Unless a proxy is revoked and except as indicated below with respect to Proposals 1, 3 and 4, shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted for the nominees of the Board as shown on the proxy.

Broker Non-Votes

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered to be the “beneficial owner” of those shares. As the beneficial owner, you have the right to instruct your broker, bank or other holder of record how to vote your shares. If you do not provide instructions, your broker, bank or other holder of record will not have the discretion to vote with respect to certain matters and your shares will constitute “broker non-votes” with respect to those matters. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Specifically, your broker, bank or other holder of record will not have the discretion to vote with respect to Proposals 1, 3 and 4. Therefore, we strongly encourage you to follow the voting instructions on the materials you receive.

Quorum

A majority of the Common Stock issued and outstanding and entitled to vote must be present at the 2011 Annual Meeting, either in person or by proxy, in order for there to be a quorum at the 2011 Annual Meeting. Shares of Common Stock with respect to which the holders are present in person at the 2011 Annual Meeting but not voting, and shares of Common Stock for which we have received proxies but with respect to which the holders of the shares have abstained, will be counted as present at the 2011 Annual meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists. Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum.

Voting Requirements

For Proposal 1 (election of directors), the three (3) candidates receiving the highest number of affirmative votes received at the 2011 Annual Meeting (also referred to as a plurality) will be elected as directors. Stockholders will be able to cumulate their vote in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. Abstentions and broker non-votes will not be counted as participating in the voting, and will therefore have no effect for purposes of Proposal 1.

Proposal 2 (the ratification of Ernst & Young LLP as our independent registered public accounting firm) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2011 Annual meeting. Abstentions will be counted as present and will thus have the effect of a vote against Proposal 2.

Proposal 3 (the advisory vote on executive compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2011 Annual Meeting. Abstentions will thus be counted as present and will have the effect of a vote against Proposal 3 and broker non-votes will not be counted as participating in the voting, and will therefore have no effect on the outcome of the vote.

Proposal 4 (the advisory vote on the frequency of the vote on executive compensation) will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2011 Annual Meeting. Abstentions will thus be counted as present and will have the effect of a vote against Proposal 4 and broker non-votes will not be counted as participating in the voting, and will therefore have no effect on the outcome of the vote.

Pursuant to Delaware corporate law, the actions contemplated to be taken at the 2011 Annual Meeting do not create appraisal or dissenters rights.

PROPOSAL 1

THE ELECTION OF DIRECTORS

The Board currently consists of eight directors divided into three classes based upon when their terms expire. The terms of three directors (Class III) expire at the 2011 Annual Meeting, the terms of two directors (Class I) expire at the 2012 Annual Meeting, and the terms of three directors (Class II) expire at the 2013 Annual Meeting. The regular term of each director expires at the third Annual Meeting following the Annual Meeting at which that director was elected, so that each director serves a three year term, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased.

The nominees of the Board for election at the 2011 Annual Meeting to serve as Class III directors (all of whom are presently directors) are John L. Goolsby, Norman Metcalfe, and Kent G. Snyder.

Nominations of persons for election to the Board by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company pursuant to the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2012 Annual Meeting” for additional information on the procedure for stockholder nominations.

Except as noted below, each proxy solicited by and on behalf of the Board will be voted “FOR” the election of the nominees named above (unless such authority is withheld as provided in the proxy) and one-third of the votes to which the stockholder is entitled will be cast for each of the three nominees. In the event any one or more of the nominees shall become unable to serve or refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2011 Annual Meeting are nominated as candidates for director by persons other than the Board, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board or substitute nominees and in such order of preference as the proxy holders may determine in their discretion.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.

PROPOSAL 2

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal years 2010 and 2009 are described under “Audit Fees” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee below.

Representatives of Ernst & Young LLP are expected to be present at the 2011 Annual Meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Stockholder Ratification of the Appointment of Independent Registered Public Accountant.

We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation, bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event stockholders do not ratify the appointment of Ernst & Young LLP, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Independent Registered Public Accounting Firm

Ernst & Young LLP was selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the fiscal year 2011, and served in that capacity for the year ended December 31, 2010.

Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2010 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2010 were $388,260. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2009 and for the reviews of the financial statements included in the Company’s Forms 10-Q for the year ended December 31, 2009 were $327,750.

Audit-Related Fees. The aggregate audit-related fees billed by Ernst & Young LLP that were reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to investments; and accounting consultations about the application of generally accepted accounting principles to proposed transactions (collectively, the “Audit-Related Fees”) for the year ended December 31, 2010 were $34,580. The Audit-Related Fees billed by Ernst & Young LLP for the year ended December 31, 2009 were $43,350.

Tax Fees. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2010 were $99,146. The aggregate fees billed by Ernst & Young LLP for tax compliance, advice and planning services for the year ended December 31, 2009 were $214,250. In each case the services consisted of tax return preparation.

All Other Fees. Ernst & Young LLP did not bill for any services other than those listed above for the years ended December 31, 2010 or December 31, 2009.

The Audit Committee Charter requires that the Audit Committee pre-approve all services performed by Ernst & Young LLP, and in the years ending December 31, 2010 and 2009, 100% of these services were pre-approved by the Audit Committee. Ernst & Young LLP provides a proposal to the Audit Committee for all services it proposes to provide and the Audit Committee then takes such action on the proposal as it deems advisable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC, we are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Reward performance;

•	Encourage actions that drive the success and achievement of our business strategy; and

•	Reward outstanding performance and achievements based on short-term objectives but provide the largest incentive on furthering the Company’s land entitlement and development goals and objectives.

Our executive compensation programs have a number of features designed to promote these objectives. In determining 2010 compensation for our named executive officers, or NEOs, as described in Compensation Discussion and Analysis, the Compensation Committee evaluated the success in meeting defined cash and segment profit goals as well as the achievement of short-term goals that set the stage for the achievement of performance milestone goals.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 15 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 29 through 37, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with recently adopted Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the stockholders of Tejon Ranch Co. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Proxy Statement for the Company’s 2011 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative disclosure.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS

DISCLOSED ON PAGES 15 TO 37 IN THE PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF VOTE REGARDING

EXECUTIVE COMPENSATION

Pursuant to recently adopted Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on compensation occur every three years (triennially). We believe a three-year frequency is most consistent with our approach to compensation and appropriate for a number of reasons. Our reasons include our beliefs that:

•

An effective compensation program should incentivize performance over the short and long-term. For example, some of our performance milestone awards are tied directly to significant long-term milestones;

•

Long-term incentives should be a significant component of executive compensation, particularly because the business of obtaining approvals and completing development, and many of the other actions and decisions of our NEOs, require a long time horizon before we realize a tangible financial benefit;

•

A three-year advisory vote cycle gives our Board sufficient time to thoughtfully consider the results of the advisory vote regarding NEO compensation, to discuss implications of that vote with stockholders to the extent needed, to develop and implement any desired changes to our NEO compensation policies and procedures, and for stockholders to see and evaluate any such adjustments to our executive compensation programs; and

•	A three-year advisory vote cycle will provide our stockholders sufficient time to evaluate the effectiveness of our short and long-term NEO compensation strategies and our related performance.

For the foregoing reasons, we encourage our stockholders also to evaluate our executive compensation programs over a multi-year horizon and to review the compensation of our named executive officers over the past three fiscal years, as reported in the Summary Compensation Table below.

We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past and will in the future continue to be engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, means for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. Also, because our executive compensation programs are designed to operate over the long-term and to enhance long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation programs. Finally, although we currently believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

We understand that our stockholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “THREE YEARS” WITH RESPECT TO THE FREQUENCY OF A NON-BINDING STOCKHOLDER VOTE TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS

Consideration of Director Nominees

The Board believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company’s business. The Board also believes that there are certain attributes each individual director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Nominating and Corporate Governance Committee (the “Nominating Committee”) consider the qualifications of directors and director candidates individually as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Nominating Committee is responsible for selecting nominees for election to the Board. In considering candidates for the Board, the Nominating Committee evaluates the entirety of each candidate’s credentials, attributes, and other factors (as described in greater detail in the Company’s Corporate Governance Guidelines), but does not have any specific minimum qualifications that must be met by a nominee. However, the Nominating Committee seeks as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which the Company does business and diverse experience with the key business, financial and other challenges that the Company faces. In addition, in considering the nomination of existing directors, the Nominating Committee takes into consideration (i) each director’s contribution to the Board; (ii) any material change in the director’s employment or responsibilities with any other organization; (iii) the director’s ability to attend meetings and fully participate in the activities of the Board and the committees of the Board on which the director serves; (iv) whether the director has developed any relationships with the Company or another organization, or other circumstances that may arise, that might make it inappropriate for the director to continue serving on the Board; and (v) the director’s age and length of service on the Board.

Because the Nominating Committee recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board, as part of its evaluation of each candidate, the Nominating Committee takes into account how each candidate’s background, experience, qualifications, attributes and skills may complement, supplement or duplicate those of other prospective candidates.

Based on the parameters described above, the Board has determined that the directors standing for reelection and the remaining members of the Board have the qualifications, experience, and attributes appropriate for a director of the Company. As reflected below, each director has a varied background in the real estate industry, finance, and/or agriculture. These are all areas that are integral to the strategy, operations and successful oversight of the Company.

Board Composition and Leadership Structure

The Board is grouped into three classes: (1) Class I Directors, who will serve until the 2012 Annual Meeting, (2) Class II Directors, who will serve until the 2013 Annual Meeting, and (3) Class III Directors, who will serve until the 2011 Annual Meeting. The Board currently consists of eight directors. The Board’s leadership is structured so that there is a separate Chairman of the Board and Chief Executive Officer. The Chairman of the Board is also an independent director. The Board believes that this structure is appropriate because it provides an additional layer of oversight to management and management’s activities and allows the Board to act independent of management.

Director Qualifications and Biographical Information

The Nominating Committee considered the character, experience, qualifications and skills of each director, including the current director nominees, when determining whether that person should serve as a director of the Company. In keeping with its stated criteria for director nominees described in the section entitled “Consideration of Director Nominees” above, the Nominating Committee determined that each director, including the current director nominees, has substantial management experience, exhibits the highest personal values, judgment and integrity, and possess an understanding of the environment in which the Company does business and diverse experience with the key business, financial and other challenges that the Company faces. Each director is or has been a leader in their respective field and brings diverse talents and perspectives to the Board. The Nominating Committee also considered the experience and qualifications outlined below in the biographical information for each director, including each director nominee, as well as other public company board service.

The Nominating Committee noted the following particular attributes and qualities it considers when evaluating director nominees. The Nominating Committee believes that nominees with business and strategic management experience gained from service as a chief executive officer or similar position is a critical leadership component to Board service. The Nominating Committee also seeks nominees with backgrounds in finance, banking, economics, and the securities and financial markets, in order to have directors who can assess and evaluate the Company’s financial and competitive position. The Nominating Committee emphasizes familiarity with the real estate and agricultural industries, and considers customer perspectives to be important when evaluating director nominees. Although the directors listed below each possess a number of these attributes, the Nominating Committee considered the specific areas noted below for each director when determining which of the director’s qualifications best suited the needs of the Company and qualify them to serve as a director of the Company.

The following table sets forth information regarding the Class I Directors, the Class II Directors, and the nominees for Class III Directors.

Nominees for Class III Directors Whose Terms Expire in 2011 and Principal Occupation, Employment or Directorships	First Became Director	Age
John L. Goolsby	1999	69

Mr. Goolsby served as President and Chief Executive Officer of Howard Hughes Corporation from 1988 until his retirement in 1998. Howard Hughes Corporation was a real estate investment and development company that successfully developed several large scale real estate projects in Nevada and California, the largest being the Summerlin community in Las Vegas, Nevada. Mr. Goolsby currently serves as a director of Thomas Properties Group Inc. and has done so since 2006. Mr. Goolsby formerly served as a director of America West Airlines from 1994 until 2005 and Sierra Pacific Corporation and its predecessor, Nevada Power Company from 1989 until 2001. He served as a Trustee of The Donald W. Reynolds Foundation from 1994 until 2005. Mr. Goolsby received a B.B.A. from the University of Texas at Arlington and is a certified public accountant in Texas. Our Board believes Mr. Goolsby’s extensive real estate experience and Chief Executive Officer experience of a major real estate land and development company make him well qualified to serve as director.

Norman Metcalfe	1998	68

Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Prior to the Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Homes). Mr. Metcalfe is currently a director of The Ryland Group, having served since 2000, and previously served as a director of Building Materials Holding Corp from 2005 until 2009. Mr. Metcalfe received a B.S. and a M.B.A. from the University of Washington. Our Board believes Mr. Metcalfe’s extensive financial experience, understanding of capital structure within the real estate industry, and experience in publicly held companies, make him very qualified to serve as a director.

Nominees for Class III Directors Whose Terms Expire in 2011 and Principal Occupation, Employment or Directorships	First Became Director	Age
Kent G. Snyder	1998	74

Mr. Snyder is an attorney that has been practicing law for over 44 years with a specialty in real estate transactions. Mr. Snyder has served as a director and chairman of the board of Independence Bank from 2004 to the present, served as a director of Pacific Premier Bancorp and Pacific Premier Bank from November 2000 until March 2007 and served as a director and chairman of the board of First Fidelity Investment & Loan form 1984 until 2002 when the Bank was sold. Mr. Snyder received a B.S. in Business Administration from UCLA, and received his J.D. (with honors) from UCLA. Our Board believes Mr. Snyder’s vast experience in real estate law and real estate transactions as well as his extensive participation in banking make him very qualified to serve as a director.

Class I Directors Whose Terms Expire in 2012 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Geoffrey L. Stack	1998	67

Mr. Stack has been the managing director of the Sares-Regis Group, a commercial and residential real estate development and management firm, since 1993. Mr. Stack is responsible for all residential operations of Sares-Regis including development, acquisitions, finance, and management activities. Mr. Stack graduated from Georgetown University and received a M.B.A. in Real Estate Finance at the Wharton School, University of Pennsylvania. Our Board believes Mr. Stack’s real estate development experience and his experience as the managing director of a real estate company make him well qualified to serve as a director.

Michael H. Winer	2001	55

Mr. Winer has been employed by Third Avenue Management LLC (or its predecessor) since May 1994. He is a senior member of the investment team and a member of the firm’s Management Committee. Mr. Winer has managed the Third Avenue Real Estate Value Fund since its inception in September 1998. Mr. Winer has served as a director of Newhall Holding Company LLC since 2008 and as a director of 26900 Newport Inc. since 1998. He retired as a director of Real Mortgage Systems in November 2009. Mr. Winer received a B.S. degree in Accounting from San Diego State University and is formerly a certified public accountant in California. Mr. Winer’s investment industry background and specifically his experience with real estate investing, we believe make him very qualified to serve as a director on our Board.

Class II Directors Whose Terms Expire in 2013 and Principal Occupation, Employment, or Directorships	First Became Director	Age
Barbara Grimm-Marshall	2006	58

Ms. Grimm-Marshall has been co-owner of Grimmway Enterprises, the world’s largest grower, packer and shipper of fresh, processed and frozen carrots, since 1977. Ms. Grimm-Marshall has also served as a director of Grimmway Enterprises since 1998. Grimmway Enterprises also has real estate investments and developments throughout California. Ms. Grimm-Marshall served as a director for Diamond Farming Inc. from 1998 and as director for Crystal Organic Farms LLC from 2003. Ms. Grimm-Marshall received a B.A. degree from Stephens College and a J.D. from Western State University. Our Board believes Ms. Grimm-Marshall’s experience within the agribusiness community and co-owner of companies with extensive land holdings, make her qualified to serve as a director.

Class II Directors Whose Terms Expire in 2013 and Principal Occupation, Employment, or Directorships	First Became Director	Age
George G.C. Parker	1999	72

Mr. Parker is a Dean Witter Distinguished Professor of Finance, Graduate School of Business, Stanford University. Mr. Parker has served in this position from 1973 to the present. Mr. Parker has served as a director of Netgear Inc. since 2006, as a director of Threshold Pharmaceuticals from 2002, as a director of iShares Mutual Fund since 1996, and as a director of Colony Financial, Inc. since 2009. Mr. Parker also formerly served as a director of Continental Airlines from 1996 until 2009. Mr. Parker received a B.A. from Haverford College, and an M.B.A. and PH.D. from Stanford University. Our Board believes Mr. Parker’s finance background and perspective from serving on various other Boards of Directors makes him qualified to serve as a director.

Robert A. Stine	1996	64

Mr. Stine has been employed as the President and Chief Executive Officer of Tejon Ranch Co. since May 1996. Mr. Stine has served as a director of Pacific Western Bancorp since 1996 and as a director of Valley Republic Bank since 2008. Mr. Stine also formerly served as a director of The Bakersfield Californian from 1999 until 2009. Mr. Stine received a B.S. from St. Lawrence University and a M.B.A. from the Wharton School of Business, University of Pennsylvania. Our Board believes Mr. Stine’s extensive real estate development background and his strategic and operational insight from managing the Company make him qualified to serve as a director.

Each of the directors has been engaged in his principal occupation, as well as, the directorships described above, during the past five years. None of the corporations or organizations described above are subsidiaries, or other affiliates, of the Company. There are no family relationships among any directors of the Company or any executive officers of the Company.

Committees of the Board and Corporate Governance Matters

The Board has determined that all directors, except Mr. Stine, are “independent,” as that term is defined in the listing standards of the New York Stock Exchange (the “NYSE”). In addition to the definition of “independent” as set forth in the listing standards of the NYSE, the Board has adopted categorical criteria used to determine whether a director is independent (the Company’s “Independence Standards”), and the Board has determined that all directors, except Mr. Stine, are “independent” under the Independence Standards. These Independence Standards are set forth in Attachment A to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), and a copy of the Independence Standards are attached as Appendix A to this Proxy Statement.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. The Board has appointed Mr. Snyder as the lead independent director to preside at executive sessions of the independent directors.

During 2010, there were four meetings of the Board. During 2010 all directors attended 75% or more of the aggregate total of such meetings of the Board and committees of the Board on which they served.

The Company’s policy is that all directors are expected to attend every annual stockholders meeting in person. All directors attended the 2010 Annual Meeting of the Company.

Standing committees of the Board include the Executive, Audit, Compensation, Real Estate, and Nominating and Corporate Governance Committees. The members of the standing committees are set forth below:

	Executive Committee	Audit Committee	Compensation Committee	Real Estate Committee	Nominating and Corporate Governance Committee
John L. Goolsby		X	X	X	X
Barbara Grimm-Marshall		X		X	X
Norman Metcalfe	X		X	X(Chair)
George G.C. Parker		X(Chair)	X		X(Chair)
Kent G. Snyder	X(Chair)			X
Geoffrey L. Stack		X	X(Chair)	X	X
Robert A. Stine	X			X
Michael H. Winer	X

During 2010, there were no meetings of the Executive Committee, six of the Audit Committee, eight of the Compensation Committee, one of the Real Estate Committee, and one of the Nominating Committee. The major functions of each of these committees, including their role in oversight of risks that could affect the Company, are described briefly below.

The Executive Committee

Except for certain powers that, under Delaware law, may be exercised only by the full Board, or which, under the rules of the Securities and Exchange Commission (the “SEC”) or the NYSE, may only be exercised by committees composed solely of independent directors, the Executive Committee may exercise all powers and authority of the Board in the management of the business and affairs of the Company. Messrs. Metcalfe, Snyder, Stine, and Winer are members of the Executive Committee. Mr. Snyder is the Chairman of the Executive Committee.

The Audit Committee

The Audit Committee acts on behalf of the Board in fulfilling the Board’s oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, risk oversight of financial activities, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In addition, the Audit Committee is directly responsible for the retention of the independent auditor and approves the scope of all audit and non-audit services the independent auditor performs. The Audit Committee provides the full Board with summary reviews of its meetings at each Board meeting. The Audit Committee is governed by a written charter adopted and approved by the Board. Mr. Parker is the Chairman of the Audit Committee, and Ms. Grimm-Marshall, and Messrs. Goolsby and Stack are members of the Audit Committee. The Board has determined that each member of the Audit Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards, and that each member of the Audit Committee is financially literate and meets the requirements for Audit Committee Membership set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has further found that Mr. Parker qualifies as an “audit committee financial expert” for the purposes of Item 407(d)(5) of Regulation S-K, and has “accounting or related financial management expertise” as described in the listing standards of the NYSE. The Audit Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Compensation Committee

The Compensation Committee reviews and either adjusts or recommends to the Board appropriate adjustments to the Company’s overall compensation structure, the compensation arrangements for executive officers, and director compensation, and evaluates the performance of executive officers. The Compensation Committee is governed by a written charter adopted and approved by the Board. The Compensation Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243. Mr. Stack is the Chairman of the Compensation Committee, and Messrs. Goolsby, Metcalfe, and Parker are members of the Compensation Committee. The Board has determined that each member of the Compensation Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards.

In 2009 the Compensation Committee engaged Mezrah Consulting as an outside compensation consultant, to assist the Compensation Committee in evaluating near-term stock grant compensation. Mezrah Consulting did not provide any other services to the Company in 2010. The decision to engage the outside compensation consultant was not recommended by management. Mezrah Consulting completed its engagement for the Compensation Committee during 2010. The Compensation Committee approved the services; the outside compensation consultant’s fees in 2010 were $45,000.

The Real Estate Committee

The Real Estate Committee reviews all significant activities and issues related to the Company’s real estate assets and opportunities. It receives and considers the analyses of the Company’s real estate staff and provides management with oversight, guidance and strategic input on major decision points. It reviews and either approves or recommends to the Board appropriate action on significant proposed real estate transactions, development pro formas and budgets, and action plans. The Real Estate Committee also evaluates risk as it relates to real estate plans, activities, and transactions. It provides the full Board with updates of meetings when appropriate at each Board meeting. Mr. Metcalfe is the Chairman of the Real Estate Committee, and Ms. Grimm Marshall and Messrs. Goolsby, Snyder, Stack, and Stine are members of the Real Estate Committee. The Real Estate Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Nominating and Corporate Governance Committee

The Nominating Committee is charged with evaluating the performance of existing directors, identifying and recruiting potential new directors, evaluating candidates for director positions recommended by stockholders, and recommending candidates to be nominated by the Board or elected by the Board on an interim basis. It also reviews and makes recommendations to the Board respecting the composition and functioning of Board committees, the Corporate Governance Guidelines, and the Board’s performance. Mr. Parker is the Chairman of the Nominating Committee, and Ms. Grimm-Marshall, and Messrs. Goolsby and Stack are members of the Nominating Committee.

The Board has determined that each member of the Nominating Committee is independent under the listing standards of the NYSE and under the Company’s Independence Standards. The Nominating Committee is governed by a written charter adopted and approved by the Board. The Nominating Committee’s charter is available on the Company’s web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and is available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

The Nominating Committee is pleased to consider any properly submitted recommendations of director candidates from stockholders. Stockholders may recommend a candidate for consideration by the Nominating Committee by sending written notice addressed to the Nominating and Corporate Governance Committee Chair, c/o Corporate Secretary, P.O. Box 1000, Lebec, California 93243. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Stockholders may also nominate persons for election to the Board by providing to timely notice in writing to the Secretary of the Company pursuant to the procedures set forth in the Company’s Certificate of Incorporation. See “Stockholder Proposals for 2012 Annual Meeting” for additional information on the procedure for stockholder nominations.

The Nominating Committee has the authority under its charter to hire and pay a fee to outside counsel, experts or other advisors to assist in the process of identifying and evaluating candidates. No such outside advisors have been used to date and, accordingly, no fees have been paid to such advisors.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board has adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. It also has adopted Corporate Governance Guidelines to guide its own operations. Both documents are available on the Company web site, www.tejonranch.com, in the Corporate Governance section of the Investor Relations webpage, and are available in print form upon request to the Corporate Secretary, P.O. Box 1000, Lebec, California 93243.

Board’s Role in Risk Oversight

The full Board oversees the Company’s risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The full Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategic plan that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. The full Board assesses risk throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategic plan and the implementation of that plan, including financial, legal/compliance, operational/strategic and compensation risks. In addition to discussing risk with the full Board, the independent directors discuss risk management during executive sessions without management present.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses the Company’s risk profile with the Company’s internal auditors. The Audit Committee also reviews potential violations of the Company’s Code of Ethics and related corporate policies. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking. Finally, the Nominating Committee manages risks associated with the independence of directors and Board nominees. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.

COMPENSATION DISCUSSION & ANALYSIS

The Compensation Discussion and Analysis discusses and analyzes Tejon’s executive compensation program and the amounts shown in the executive compensation tables for our named executive officers. Our named executive officers for fiscal 2010 were: Robert A. Stine, Chief Executive Officer; Allen E. Lyda, Chief Financial Officer; Joe Drew, Senior Vice President, Real Estate; Teri Bjorn, Vice President, General Counsel; and Kathleen Perkinson, Senior Vice President, Natural Resources and Stewardship. As disclosed in our 2010 Annual Report on Form 10-K, Ms. Bjorn resigned as Vice President, General Counsel at the beginning of March 2011.

2010 – Year in Review

The Company’s financial performance was much improved during 2010 over the prior year. During 2010, we recognized net income of $3,959,000 compared to a net loss of $3,433,000 in 2009, an increase of 215%. The significant improvement in net income is largely the result of higher farming revenues and an overall reduction in operating expenses. The reduction in operating expenses included a significant reversal of stock compensation expense of $6,327,000. During 2010, revenues grew to $35,513,000 from $28,251,000 in 2009. The primary driver of the increase in revenues was an increase of $5,593,000 in farming revenues due primarily to an increase in pistachio production and prices in 2010 compared to 2009. Commercial/industrial revenues also grew by $1,660,000 in 2010 from 2009 due to higher oil royalties, a land sale, and increased land ancillary management service revenues. Compared to 2009, expenses from operations declined $5,753,000 in 2010 to $30,274,000 due to the reversal of stock compensation expenses related to the modification of existing performance grants and lower operating costs.

The improvement in revenues along with reduced master infrastructure development, and distributions from joint ventures during 2010 led to the annual cash flow metric being at the maximum goal for the year. This metric is described below in the Annual Performance-Based Incentive Bonus section as well as revenue and operating profit goals for commercial/industrial real estate and resort/residential. Based on the last three-years cash flow metric results the named executive officers met the 2008 rolling three-year cash flow objectives at slightly below target but greater than threshold. The grants associated with the 2008 three-year cash flow metric will be paid out during 2011.

For 2010 the Compensation Committee made the following decisions:

1.	Base salaries for the Chief Executive Officer and the other named executive officers were frozen at their 2009 levels.

2.	Stock continued to be issued in lieu of cash for at least one-half of the earned annual incentive plan bonus for each named executive officer.

3.	Changes were made to the named executive officer annual incentive program and long-term incentive program based on recommendations from a compensation plan review prepared by Mezrah Consulting. These changes are primarily applicable to 2011 and are discussed below.

2011 – The Year Ahead

The Company believes 2011 will continue to be a challenging but hopefully, slightly improving, real estate economic environment as we are beginning to see a pick up in interest at our Tejon Ranch Commerce Center, or TRCC, development. We anticipate some improvement in revenue in 2011 due the closing of the sale of conservation easements for $15,750,000 in February 2011. In order to conserve cash going forward, the Compensation Committee’s compensation decisions will continue to be impacted by our anticipation of the need to continue to fund our joint ventures as they pursue development opportunities, future capital investment requirements for infrastructure at TRCC, and possible continued investment in water assets.

General Objectives of the Compensation Plan. The compensation program for our named executive officers is designed to align management’s incentives with the long-term interests of our stockholders and to be competitive with comparable employers. Our compensation philosophy recognizes the value of rewarding our named executive officers for their past performance and motivating them to continue to excel in the future. The Compensation Committee has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategy. Our compensation strategy is to provide a competitive opportunity for senior executives taking into account their total compensation packages, which include a combination of base salary, an annual cash-based or stock-based incentive bonus, and long-term performance-based equity awards. At the named executive officer level, our incentive compensation arrangements are designed to reward the achievement of long-term milestone objectives related to real estate development, as well as the achievement of year-to-year operating performance goals.

The Role of Executives in Setting Compensation. The Compensation Committee of the Board approves all compensation and awards to senior management, including the Chief Executive Officer and the other named executive officers. The Compensation Committee independently reviews and establishes the compensation levels of the Chief Executive Officer and reviews the performance of the Chief Executive Officer and discusses his performance with him. At the beginning of the year, the Chief Executive Officer works with the Compensation Committee to establish goals and objectives to be evaluated throughout the year. For the remaining executive officers, the Chief Executive Officer makes recommendations as to compensation levels, including grants of equity awards, for final approval by the Compensation Committee, which then makes its recommendation to the full Board of Directors for its approval.

During 2010, an analysis of the Company’s named executive officer compensation was performed by an outside consultant, Mezrah Consulting, hired by the Compensation Committee. The analysis reviewed total compensation and the various components of total compensation including base salary, annual incentive bonus, and long-term compensation. The assignment of Mezrah Consulting focused on the following:

•	Review of the Company’s business strategy as compared to the Company’s current compensation program to determine if alignment is appropriate.

•	Review of external pay levels for the executive team across all elements of pay.

•	Provide recommendations for modifications, if any, in elements of pay.

•	Review, in particular, the Company’s long-term incentive compensation structure, which is currently comprised from performance shares and milestone grants.

External compensation comparisons used by Mezrah Consulting were derived from compensation surveys and from a review of proxy statements of comparable companies as determined by Mezrah. Mezrah’s approach to the competitive analysis was to develop data from multiple sources to support the validity of their results and recommendations. Compensation surveys included CEL & Associated 2009 Real Estate Survey, Watson Wyatt 2009 Executive Compensation Survey, Mercer 2009 Executive Compensation Survey, and 2010 ERI Executive Compensation Survey. The Company did not select or have access to the names of the companies participating in these surveys. As needed, Mezrah used a comparative revenue figure of $150 million in these surveys for comparison to the Company’s compensation practices. Although greater than the Company’s current revenues, Mezrah believed the scope of that measure more accurately reflected the dynamics of the Company and its market capitalization. Mezrah also utilized proxy statements of companies that they believed had some similarities to the Company. Mezrah selected companies that owned property for development and/or had an associate agribusiness operation. The selected companies are as follows (information included for selected companies is based on 2009 Annual Reports, dollars in thousands):

Company	Market Capitalization	Revenue
Alico	$198,000	$89,000
Consolidated Tomoka Land	183,000	20,000
Maui Land and Pineapple	41,000	78,000
St. Joe Company	2,690,000	264,000
Forestar Real Estate Group	656,000	146,000
Griffin Land and Nurseries	142,000	39,000
Avatar Holdings Inc.	197,000	110,000
Tejon Ranch Co.(2010)	$544,000	$36,000

In performing its compensation analysis, Mezrah Consulting eliminated the lowest market capitalization and highest market capitalization companies. Mezrah Consulting also directly contacted private development companies and agricultural companies to gain additional information regarding compensation strategies. The overall findings of the Mezrah compensation study was that the Company’s short-term cash compensation (salary and annual bonus) is below competitive market levels and Mezrah recommended that beginning in 2011 increases in both components of short-term cash compensation should be considered. Mezrah also concluded that the successful entitlement of Company projects is extremely important to shareholder value and continuing to attach milestone performance goals to long-term incentive compensation is appropriate.

Overall Compensation Plan Design. The compensation policies developed by the Compensation Committee are based on the philosophy that compensation should reflect both financial and operational performance of the Company and the individual performance of the executive. The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the business of real estate development, including obtaining entitlement approvals and completing development, and many of the other actions and decisions of our named executive officers, require a long time horizon, even in times when the economy and the real estate industry are not in decline, before the Company realizes a tangible financial benefit.

The Compensation Committee’s objectives when setting compensation for our named executive officers are:

•	Set compensation levels that are sufficiently competitive such that they will motivate and reward the highest quality individuals to contribute to our goals, objectives and overall financial success.

•	Retain executives and encourage continued service. The Compensation Committee seeks to encourage and maintain continuity of the management team.

•

Incentivize executives to appropriately manage risks while attempting to improve our financial results, performance and condition over both the short-term and the long-term. The Compensation Committee attempts to provide both short-term and long-term compensation to reward current performance, as well as to provide financial incentive to achieve long-term goals. Short-term compensation is typically in the form of annual cash or stock incentive bonuses, long-term compensation is typically in the form of equity-based awards. Because of the nature of our business and the way we operate our business and implement our strategies, we may not witness the positive results of many decisions made or actions taken by our named executive officers in the current fiscal year or for several years. Accordingly, the Compensation Committee, by providing both short-term and long-term compensation, seeks to motivate and reward named executive officers for decisions made today that will likely have positive long-term effects.

•

Align executive and stockholder interest. The Compensation Committee believes that the use of equity compensation as a key component of executive compensation is a valuable tool for aligning the interest of our named executive officers with those of our stockholders.

•

Obtain tax deductibility whenever appropriate. The Compensation Committee believes that tax-deductibility for the Company is generally a favorable feature for an executive compensation program, from the perspectives of both the Company and the stockholders.

•

Conserve cash. The Compensation Committee, mindful of the importance of the Company’s cash for future investment purposes has determined that all named executive officers’ annual incentive bonuses for fiscal 2010 performance, and going forward for an unspecified period of time, will at a minimum be paid one-half in stock and one-half in cash. Stock grants under the 2010 annual incentive program were granted in December 2010 and will vest in three annual installments of one third each beginning March 2011 and ending in March 2013.

Elements of Compensation. The material elements of the compensation program for our named executive officers include: (i) base salary; (ii) annual cash-based or stock-based incentive bonuses; (iii) long-term equity-based compensation (i.e. performance units); (iv) change in control arrangements; and (v) other compensation consisting of participation in broad-based pension and benefit plans, participation in supplemental executive retirement and nonqualified deferred compensation plans and executive perquisites.

Base Salaries. Tejon provides its named executive officers with a level of assured cash compensation in the form of base salaries, which the Compensation Committee believes are appropriate given the named executive officers’ professional status, accomplishments, responsibilities and importance to the business. The Compensation Committee believes (based on the individual business experiences and general industry knowledge of its members) that current base salaries for each of the named executive officers are below market for comparable positions. The Compensation Committee establishes base salaries at levels it believes to be slightly below those of comparable companies in order to conserve cash to meet long-term business goals and to further our compensation strategy of favoring variable pay over fixed pay. We are able to pay our named executive officers lower base salaries than comparable companies, and still attract and retain highly qualified executives, because of the performance-based incentive compensation opportunities that we offer. We believe that having the overall compensation emphasis on long-term equity incentives instead of short-term cash compensation better aligns management with stockholders.

For 2011, based on the data provided by Mezrah Consulting, the Compensation Committee determined that the base salary for the CEO was competitive at $500,000 per year and that the base salaries for the other named executive officers should be increased.

As noted above, our Chief Executive Officer’s salary was held at the 2009 level in 2010. In determining to keep our Chief Executive Officer’s 2010 base salary at $500,000, the Compensation Committee took into account that the total compensation package for the Chief Executive Officer, including base salary, is competitive with the market (based on the compensation consultant’s report and the general experience of the Compensation Committee’s members in our industry), the Company’s current stage within the land development process, the current economic environment, the decline within the real estate industry and how these factors can impact current compensation levels. During April 2009, the Chief Executive Officer, with the approval of the Compensation Committee, took a voluntary $50,000 reduction in salary as a part of a cost reduction program instituted within the Company. This reduction continued through 2010. For 2011 the Chief Executive Officer’s annual base salary will revert to $500,000 as the Compensation Committee has determined, based on the compensation consultant’s report that base salary for the Chief Executive Officer is appropriate at that level.

For the other named executive officers, the Compensation Committee, with input from the Chief Executive Officer, held 2010 base salaries at 2009 levels. The Compensation Committee along with the Chief Executive Officer did perform an annual review of each of the other named executive officers’ base salaries based upon information provided in the compensation consultant’s report and evaluated possible changes to base salary for each of the other named executive officers. Based on this annual review and the compensation consultant’s recommendation, 2011 salaries were increased as follows: Chief Financial Officer $34,750; Senior Vice President, Real Estate $17,950; and the Senior Vice President, Natural Resources and Stewardship $20,000.

Annual Performance-Based Incentive Bonuses. Tejon’s practice is to award annual incentive bonuses based upon the achievement of performance objectives established at the beginning of each year. The Chief Executive Officer and the other named executive officers recommend to the Compensation Committee performance objectives, both quantitative and qualitative, that will best move the Company forward to achieve the cash flow, land entitlement, land development, and land conservation goals established in each year’s five-year business plan. The Compensation Committee then reviews and determines whether to approve these annual goals. Each named executive officer has a different weighting as between qualitative and quantitative measures based upon areas of emphasis that the Compensation Committee believes are important for the particular named executive officer to focus on in the context of achieving the Company’s long-term strategic goals and creating stockholder value. During fiscal 2010, the Compensation Committee determined that all named executive officers’ annual incentive bonuses for fiscal 2010 performance, and going forward for an unspecified period of time, will be paid in stock (which stock is subject to time-based vesting conditions following the award of the annual bonus) and cash with stock equaling at least one-half of the annual incentive payment. Vesting of restricted stock issued in settlement of annual bonuses will occur in three installments, one-third each year, beginning in March 2011 and ending in March 2013. To account for the delay in receiving the full incentive (the stock grants are not fully vested until March 2013, whereas cash bonuses would have been paid in full in March 2011) and the fact that each named executive officer must stay with the Company through March 2013 to receive a full incentive payout, the Compensation Committee decided to increase the value of the stock grant portion of the annual incentive payment by a multiple of 1.19 as compared to the cash award portion of the payment. The 1.19 multiple is based upon a net present value calculation that determined the multiple necessary for the stock portion of the award to have the same value as the immediate cash portion of the award.

The following chart provides the performance level weightings for the Chief Executive Officer and the other named executive officers. Each of the performance level weighting categories shown in the chart must total 100% within the category and then each category is given a percentage weighting so that the four categories total 100%.

	Robert A. Stine - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph E. Drew - SVP Real Estate	Teri Bjorn - VP-General Counsel	Kathleen Perkinson - SVP-Natural Resources
Quantitative Measurements Corporate:
Cash provided from operations less cash used for capital investment	100.00%	100.00%	100.00%	100.00%	100.00%

Performance Level Total Weighting	15.00%	30.00%	7.50%	10.00%	10.00%

Division Quantitative Measurements:
Division revenues	0.00%	0.00%	40.00%	0.00%	0.00%
Division net operating income	0.00%	0.00%	60.00%	0.00%	100.00%

Performance Level Total Weighting	0.00%	0.00%	30.00%	0.00%	20.00%

Qualitative Measurements:
Business development	65.00%	15.00%	50.00%	50.00%	50.00%
Operating objectives	15.00%	20.00%	20.00%	50.00%	20.00%
Financial objectives	0.00%	45.00%	30.00%	0.00%	30.00%
Staffing/organizational objectives	20.00%	20.00%	0.00%	0.00%	0.00%
	100.00%	100.00%	100.00%	100.00%	100.00%

Performance Level Total Weighting	60.00%	45.00%	37.50%	65.00%	45.00%

Discretionary Performance Level Weighting	25.00%	25.00%	25.00%	25.00%	25.00%

Total Performance Level Weightings	100.00%	100.00%	100.00%	100.00%	100.00%

Generally the Chief Executive Officer’s qualitative goals are tied to land entitlement, public outreach in support of entitlement, development and conservation goals as well as operational and staffing objectives. The qualitative performance goals for the other named executive officers are related to land entitlement, development, and operational goals that support the achievement of corporate entitlement and development goals. The Compensation Committee, after taking into account the Chief Executive Officer’s recommendations, sets the specific weightings for each named executive officer based on the relative importance of a specific objective in moving the Company forward in achieving its long-term goals and objectives and also his or her direct role in achieving such objective.

The plan is structured and bonus levels are determined, based upon the level of achievement, of threshold, target and maximum performance of quantitative and qualitative objectives. If achievement of a performance objective is below threshold, no incentive bonus is earned for that objective and if achievement is greater than maximum, the maximum bonus level is earned. The Chief Executive Officer and the other named executive officers have different cash incentive pay levels (expressed as a percentage of base salary) for achievement at the threshold, target and maximum levels. These percentage levels were determined based on a compensation study completed in 2004 by the POE Group at the request of the Compensation Committee. Since the Company’s business and strategic objectives have not changed since the study was performed, the Compensation Committee continues to believe that the percentages used during 2010 were appropriate.

	Threshold	Target	Maximum
Robert A. Stine, Chief Executive Officer	22.00%	45.00%	78.75%
Allen E. Lyda, Chief Financial Officer	19.00%	38.00%	57.00%
Joseph E. Drew, Senior Vice President, Real Estate	19.00%	38.00%	57.00%
Teri Bjorn, Vice President, General Counsel	19.00%	38.00%	57.00%
Kathleen Perkinson, Senior Vice President, Natural Resources and Stewardship	19.00%	38.00%	57.00%

The following chart provides a breakdown of 2010 annual incentive award measurement by performance measurement categories and the total 2010 incentive award as a percentage of salary:

	Robert A. Stine - Chief Executive Officer	Allen E. Lyda - Chief Financial Officer	Joseph E. Drew - SVP Real Estate	Teri Bjorn VP- General Counsel	Kathleen Perkinson - SVP Natural Resources
Quantitative Measurements Corporate:
Performance Level Total Weighting	15.00%	30.00%	7.50%	10.00%	10.00%
Award measurement	78.75%	57.00%	57.00%	57.00%	57.00%

Weighted performance total	11.81%	17.10%	4.28%	5.70%	5.70%

Division Quantitative Measurements:
Performance Level Total Weighting	0.00%	0.00%	30.00%	0.00%	20.00%
Award measurement	0.00%	0.00%	51.80%	0.00%	56.00%

Weighted performance total	0.00%	0.00%	15.54%	0.00%	11.20%

Qualitative Measurements:
Performance Level Total Weighting	60.00%	45.00%	37.50%	65.00%	45.00%
Award measurement	67.21%	49.40%	47.50%	46.30%	51.20%

Weighted performance total	40.33%	22.23%	17.81%	30.10%	23.04%

Discretionary Performance Level Weighting
Performance Level Total Weighting	25.00%	25.00%	25.00%	25.00%	25.00%
Award measurement	75.44%	57.00%	57.00%	50.00%	55.00%

Weighted performance total	18.86%	14.25%	14.25%	12.50%	13.75%

Total Incentive Award as a Percentage of Salary	71.00%	53.58%	51.88%	48.30%	53.69%

Quantitative Financial Goal

Because a very important long-term goal is the achievement of entitlements for our real estate development projects and since Tejon does not generate significant revenue at this time, its short-term objectives, both quantitative and qualitative, are tied to metrics that are critical for the accomplishment of long-term goals. For 2010, a single corporate financial goal was considered: budgeted cash provided from operations less cash used for capital investment, excluding activity within marketable securities. Each named executive officer’s weighting is different based on the Compensation Committee’s view of each officer’s influence on cash flow. This cash flow measure is used, rather than total revenue or net income, because at this stage in the Company’s business plan, cash management is a better indicator of management’s financial performance. Also, since Tejon is a net cash user during this phase of its strategic plan, an incentive to generate or conserve cash is consistent with achievement of the Company’s strategic objectives. Other than our land asset, we believe that cash and cash-related investments are our most important assets. For 2010, achievement of target performance with respect to this quantitative financial goal required that cash from operations less cash used for capital investment, equal usage of $13,170,000 with threshold performance at $14,487,000, and maximum performance at $10,536,000 of net cash usage. These performance measurement numbers are based on calculations within the Company’s 2010 business plan and operating budget. Planned cash usage for 2010 related to infrastructure development, investments in joint ventures, investment in water assets and investments related to entitlement activities. For 2010, the Company exceeded the maximum target cash flow objective with cash provided from operations less cash used for capital investment equaling a cash usage of $10,157,000. The actual results for the year were above the maximum target amount due to improved operating segment revenues, distributions from joint ventures and lower infrastructure costs than previously planned.

The Senior Vice President Real Estate has quantitative goals related to revenue and income that complement the overall corporate cash flow objective. The Senior Vice President Real Estate for 2010 had a target revenue goal of $10,069,000 with a threshold goal of $9,062,000 and a maximum goal of $12,083,000 for commercial/industrial real estate revenues only, not including grazing leases, land management ancillary revenues, and revenue from our power plant lease. For 2010, the Company achieved $10,756,000 in actual revenues, which was in excess of the target goal, but less than the maximum goal. The Senior Vice President of Real Estate also had a target net income goal of $3,803,000 with a threshold goal of $3,423,000 and a maximum goal of $4,564,000, based on commercial/industrial activities only. For 2010, actual achievement was net income of $5,663,000, which was in excess of the maximum goal for the year. Both goals were achieved at above target and maximum levels during the year when compared to 2010 budgeted numbers due largely to the improvement in oil and mineral revenues compared to the 2010 business plan and operating budget. Mr. Drew’s blended performance percentage is shown in the table above. The Senior Vice President Natural Resources and Stewardship has a quantitative goal related to the budgeted net loss within our resort/residential operating segment only, with the target goal being a loss of $4,106,000, threshold goal of a loss of $4,517,000 and the maximum goal being a loss of $3,285,000. This operating segment, for our budget purposes and compensation evaluation purposes, includes the net income or loss of our Tejon Mountain Village and Centennial joint ventures. During 2010, actual achievement of $3,329,000 was just short of the maximum objective when compared to the 2010 budgeted numbers. The improvement over budget was primarily due to the reduction of compensation costs and public relations costs when compared to the 2010 business plan and operating budget.

Qualitative Performance Objectives

In addition to the cash flow goal described above, the Chief Executive Officer’s annual incentive bonus in 2010 was based upon the achievement of qualitative performance objectives proposed by the Chief Executive Officer and agreed upon and approved by the Compensation Committee. These objectives are tied to business development and organizational goals that move the Company forward in achieving its long-term objectives (including the achievement of strategic milestones related to land development and conservation efforts that the Compensation Committee and the Board believe to be critical to the achievement of the Company’s long-term business plan). Qualitative goals for 2010 specifically related to leading and directing a ranch-wide strategy to facilitate future successful entitlement of our development projects, overseeing a public outreach strategy to build support for our entitlement programs, and overseeing the implementation of conservation strategies to build support for our entitlement programs. Based on the successful outcome of entitlement litigation of our Tejon Mountain Village community in November 2010, the successful rights offering in June of 2010, and the continued strengthening of the Company’s water investment program, the Compensation Committee determined that the Chief Executive Officer achieved a level of performance greater than target but slightly less than maximum earning an award measurement of 67% for qualitative goals.

The other named executive officers have more diverse qualitative performance goals, generally tied to individual areas of responsibility, which focus both on short-term and long-term goals (including improving operational efficiencies and achieving milestones and other goals with respect to the Company’s long-term business strategy related to land entitlement, development, and conservation). Generally the qualitative goals covered: (1) coordinating with joint venture partners regarding entitlement and permitting activity milestones for our Tejon Mountain Village community and the Centennial community; (2) guiding the Company in working with various government agencies as a part of the entitlement process; (3) implementation of a ranch wide management plan in connection with the Conservation and Land Use Agreement; (4) acquiring and managing new water resources; (5) coordination with key Resource Organizations and the Tejon Ranch Conservancy to allow for successful entitlement of our development projects; and (6) successful capital raising program.

The Chief Executive Officer and the Compensation Committee evaluate the named executive officers’ success in meeting their individual qualitative goals and objectives, with final approval provided by the Compensation Committee. In evaluating the success of meeting specific qualitative objectives the Chief Executive Officer and the Compensation Committee review the objective and identify whether or not the objective was accomplished or if the proper amount of progress has been made in achieving the objective. The Chief Executive Officer and the Compensation Committee note for each objective if the objective was accomplished in the time frame designated and the outcome achieved was as specified in the original objective.

Through this process weightings are given based on the level of success from threshold to maximum for each objective. Based on the successful entitlement litigation outcome related to our Tejon Mountain Village community, the successful acquisition of new water resources, the completion of a successful rights offering, the completion of phase one infrastructure at TRCC-East, and the implementation of a ranch wide management plan related to stewardship, the Compensation Committee approved achievement of the qualitative goals for 2010 for the named executive officers at the levels shown in the above table.

On a subjective basis the Compensation Committee evaluates the overall performance of the Chief Executive Officer and the other named executive officers outside of the attainment of specified qualitative goals taking into account concepts such as teamwork, management of staff and departments, and management of process between departments. No specific weighting is given to any of these concepts or other factor the Compensation Committee may include in their performance evaluation. The Chief Executive Officer and the other named executive officers subjective weighting is identified above under Discretionary Performance Level Weighting. As shown in the above table this subjective weighting is included in the calculation of the final annual incentive award percentage.

Beginning in 2011, the Compensation Committee, based on the 2010 compensation study by Mezrah Consulting, has determined that the annual incentive each year will be based on 50% quantitative goals and the remaining 50% based on individual business objectives as described above and on the discretion of the Compensation Committee. It was determined that for the Chief Executive Officer and Chief Financial Officer that their target quantitative goal will be each year’s budgeted earnings before interest, taxes and depreciation, or EBITDA. The other named executive officers quantitative goals will be a mixture of corporate EBITDA and operating segment revenue and operating income so that the percentage equals 50% of total incentive measurement.

The attainment of each year’s quantitative financial goals for each of the named executive officers is uncertain and is dependent upon factors such as real estate sales and leasing programs and the timing of capital investments associated with real estate activity, the timing of entitlement activities for our developments, and the uncertainty inherent in our farming operations due to the commodity nature of the products we produce and the fact that we do not know the prices we will receive for our products until harvest begins for a particular year. The achievement of qualitative goals tied to land entitlement, development, and conservation efforts are very dependent on working with groups outside of the Company such as government agencies, local county planning departments, and environmental resource groups all of which make the timing of achieving specific steps in the process very complicated. Accordingly, goal achievement under the annual bonus plan is not guaranteed.

The Company does not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of performance targets. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Equity Compensation. The long-term value of the Company will be driven by the execution of its long-term strategies. Accordingly, Tejon uses long-term incentives to align senior managements’ interests with stockholders’ interests. The Compensation Committee believes that management should own stock and that teamwork among the management group is important in meeting business goals. Therefore, long-term milestone incentives are goal-based, with common performance measures for all participants that encourage teamwork.

The Company has stock retention guidelines which encourage the Chief Executive Officer to own by December 2014 shares and performance units which, together with the in-the-money value of stock options, have an aggregate value equal to or greater than five times his annual salary. The stock retention guidelines for the other named executive officers are calculated similarly except that the target retention value is two times their respective salaries, except for the Chief Financial Officer whose target retention value is three times his annual salary. All named executive officers are expected to make reasonably steady progress toward these ownership guidelines between now and December 2014 and the Compensation Committee reviews such progress annually. Since these guidelines are not a contractual basis for remaining in the employment of the Company, the success or lack of success in meeting the guidelines by 2014 will be evaluated by the Compensation Committee in 2014 and reflected in each named executive officer’s annual review for that year.

The vesting of all equity grants issued since 2004 has been tied to the achievement of specific goals and objectives. The Company grants long-term milestone performance units that are tied to the achievement of several objectives related to our land entitlement and real estate development activities, including our success in achieving entitlements for our planned communities. Due to their strategic significance, we believe that disclosing specific objectives and timeframes might result in competitive harm or delay achievement of long-term strategic objectives. We believe that the achievement of the target level of performance will require significant effort and substantial progress over the next few years in light of the current entitlement environment in California. During 2010, a portion of the milestone performance grants originally granted in 2004 as a part of milestone performance grants tied to Tejon Mountain Village vested based on the approval by the Kern County Board of Supervisors of entitlements for the Tejon Mountain Village community.

Based upon the compensation analysis report prepared by Mezrah Consulting, the Compensation Committee in September 2010 elected to modify selected outstanding and unvested milestone performance grants and issue additional milestone performance grants to the named executive officers. The Compensation Committee determined that the goals and objectives that were outlined in the existing milestone performance grants related to Tejon Mountain Village and Centennial continue to be the appropriate measurements for vesting purposes of the modified existing grants and the new performance grants. There are two milestone goals identified for Tejon Mountain Village and three milestone goals identified for Centennial. All identified milestone performance objectives are tied to land entitlement and real estate development activities. Total grants issued, including modified existing grants and new performance grants, equal 598,000 shares at target goal achievement. The total milestone performance grants for each named executive officer related to this grant are shown on the Grants of Plan-Based Awards table on page 30. The grants also include specific date objectives that if achieved would lead to a maximum goal achievement, which would result in a 1.5 times increase in target shares vesting upon the successful achievement of that event.

During 2010, the Compensation Committee granted to Mr. Stine and Mr. Lyda restricted stock grants as a replacement for stock options that expired unexercised in past years. The Compensation Committee believed based on the overall total compensation package of each individual that it was appropriate as a one time only grant to replace a portion of the unexercised stock grants. The Compensation Committee determined that the restricted stock grants should vest over a three-year period beginning in 2010 and ending in 2012. Please see the Grants of Plan Based Awards table on page 30 for the shares granted.

With respect to the grant of the annual performance units, the Company’s practice is to determine annually a dollar amount of equity compensation that it wishes to provide and to grant a number of performance units that have a fair market value equal to that amount on the date of grant. Vesting of these annual grants is tied to the achievement of the rolling three-year cash metric described above. For 2010, the dollar amount for the Chief Executive Officer was $249,000 and for the other named executive officers it was $79,000. The level of the target dollar amount for each named executive officer is based on a 2004 compensation study prepared at the Compensation Committee’s request by the POE Group that recommended long-term compensation goals for each position. Based on the completed compensation report by Mezrah Consulting, the Compensation Committee determined that for 2011 annual performance unit grants that the dollar amounts would be increased to $300,000 for the Chief Executive Officer and for the other named executive officers a range from $90,000 to $118,000 depending on importance of input from each of the other named executive officers to the successful achievement of the goal.

The annual performance units are tied to the achievement of a rolling three-year cash flow metric, which is the net of cash from operations less cash used for capital investment, excluding activity within marketable securities. This performance metric was selected by the Compensation Committee as a measurement of management’s ability to manage cash assets over an extended period at a time when cash demands will be high and net income will not be significant. For 2010, this cash flow measure covers the years 2010 through 2012 and has a cumulative cash usage target of $46,365,000. The Company believes that achievement of this target level of performance will require significant effort and is dependent on the continued absorption of land at Tejon Industrial Complex and progress with respect to entitlement activities at Tejon Mountain Village and Centennial. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2010 for additional information regarding entitlement and development activities. This target assumes we are moving forward in a positive manner with respect to our development projects. These grants vest after three years and the number of shares to be received is determined by the extent of performance achievement and can range from zero shares to the maximum award amount, which is 150% of the target award. The goal for the 2008 – 2010 period was cumulative cash usage of $54,407,000 and the goal for the 2009 – 2011 period is cumulative cash usage of $144,400,000. For the 2008 – 2010 period, the named executive officers goal achievement fell eight percent short of the target objective. This outcome falls between the threshold goal and the target goal and based on this outcome the named executive officers earned a grant vesting in 2011. See Grants of Plan Based Awards page 30, for number of shares granted each named executive officer. The table below summarizes the current outstanding performance grant measurement goals.

(Dollars in thousands)
Performance Grant	Threshold	Target	Maximum	Actual
2008-2010 Cash Flow Objective	(81,611)	(54,407)	(27,204)	(58,504)
2009-2011 Cash Flow Objective	(216,392)	(144,261)	(72,131)	n/a
2010-2012 Cash Flow Objective	(69,548)	(46,365)	(23,183)	n/a

The Company does not have any program, plan or practice to time equity awards in coordination with the release of material non-public information, nor does the Company time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Retirement Plans. The Compensation Committee believes that retirement programs are important to the Company as they contribute to the Company’s ability to be competitive with its peers and are consistent with Tejon’s philosophy of preferring long-term pay over short-term pay. For most of our employees, including the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President Real Estate, and the General Counsel, Tejon provides a pension plan and a 401(k) plan. For the Chief Executive Officer and three other named executive officers, the Company also provides a supplemental executive retirement plan, or SERP. The Senior Vice President Natural Resources and Stewardship is not included in the pension plan or SERP, which were frozen as of February 1, 2007, based on her hiring date but is included in the 401(k) plan. The Compensation Committee believes that retirement benefits are an important piece of the overall compensation package for the named executive officers.

Benefits to be received from the pension plan upon retirement are determined by an employee’s five-year final average annual compensation, length of service with the company, and age at retirement. Average annual compensation consists only of base salary and annual cash or stock bonuses. Benefits from the pension plan can be limited for the named executive officers due to Internal Revenue Service compensation ceilings that are used in the calculation of pension benefits. Because of the Internal Revenue Service limits within the pension plan, the Company established a SERP to replace any pension benefit these officers might lose based on the benefit calculations within the pension plan. Without the SERP, our named executive officers would not otherwise be eligible to receive pension benefits that are comparable in percentage based on compensation to the benefits received by other employees generally. The benefit in the SERP is calculated using the same criteria as the pension plan except that total average compensation is used and the difference between the SERP calculation and the pension calculation is the value of the SERP benefit.

In order to manage the costs of, and the liabilities from the pension and SERP plans, the Company restructured the pension plan in early 2007 to lower the benefit accrual rate, change the retirement age to match social security retirement age, and freeze new employee participation effective February 1, 2007. These changes were made not only to manage costs but also to allow the Company to continue to reward long-term service with the Company. The Company also offers a 401(k) program to its employees, which offers a matching contribution equal to one percent of salary if the employee contributes at least four percent of salary to the plan. Tied to the changes in the pension plan described above, we increased the match for employees who will not be eligible for the pension plan to two percent of salary if they contribute at least four percent of salary to the plan.

The named executive officers may elect to defer cash and equity-based compensation payable to them pursuant to the Company’s deferred compensation plan. This plan is designed to allow for retirement savings above the limits imposed by the IRS for 401(k) plans on an income tax-deferred basis. Cash amounts deferred into the plan are held in accounts with values indexed to the performance of selected mutual funds. Stock awards deferred into the plan can be converted to cash or kept in the Company’s stock. All participants to date have only deferred stock awards and have maintained stock in the plan. The Company does not provide a match on executive deferrals under the deferred compensation plan.

Change in Control Benefits. The Compensation Committee believes that stockholders’ interests will be best served if the interests of executive management are aligned with them, and that providing management with change in control benefits supports that objective by focusing executives on stockholder interests when considering strategic alternatives. Except for accelerated vesting of equity awards pursuant to our equity compensation plan, change in control benefits, as provided in a severance agreement with each of our named executive officers, are only provided upon a termination of employment without cause or a resignation for good reason in connection with a change in control. Please refer to the Potential Payments upon Termination or Change in Control table on page 35 of this proxy statement for a more detailed description and an estimate of value of these benefits. None of the agreements with our named executive officers or other compensation plans or arrangements provide for a gross-up payment or re-imbursement for excise taxes that could be imposed on the executives under Section 4999 of the Code.

In addition to the foregoing change in control severance benefits, the named executive officers will also continue to be entitled to benefits under any existing pension plan and SERP as determined in accordance with the terms of those plans. If a named executive officer has been credited with more than 15 years of service, as of the effective date of termination, he or she shall also be credited with additional years of service under the plans for the period of salary continuation referred to above.

Separation or Severance Benefits. The Company does not have any contractual obligation to provide severance benefits, though under some circumstances the Compensation Committee believes it is in the Company’s best interest to provide a severance benefit in order to provide a smooth transition period for the Company when an executive leaves. Separation benefits in the form of salary continuation and health benefits may be provided to departing executives on a case-by-case basis. These benefits have historically averaged approximately one year. In these cases, the Company did not have a contractual obligation to provide a separation package.

Unless the Compensation Committee determines otherwise, if prior to vesting of all or any part of a restricted stock award or performance unit award, a named executive officer’s employment with the Company is terminated for any reason, including death or disability, the named executive officer will forfeit to the Company the portion of the award which has not vested.

Perquisites and Other Personal Benefits. The Compensation Committee reviews annually the perquisites that named executive officers receive. The primary benefits for the named executive officers are Company vehicles and related maintenance. In addition, the Chief Executive Officer receives additional life insurance in excess of the insurance that is part of the Company’s broad-based life insurance policy. This additional insurance supplement is necessary to provide the same three times salary benefit that other employees receive. These benefits are provided to attract and retain highly qualified executives and because executives often place a higher value on these benefits relative to cost to the Company as compared to increases in cash compensation. In addition, the automobile benefit is provided to executives as well as other company employees because the Company’s location and the size of the Company’s property necessitate extensive car travel.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental and life insurance.

Tax Considerations. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond our control. In addition, the Compensation Committee believes that it is important for us to retain maximum flexibility in designing compensation programs that meet our stated objectives. For these reasons, although the Compensation Committee will consider tax deductibility as one of the factors in determining executive compensation, it will not necessarily limit compensation to those levels or types of compensation that will be deductible. We will, of course, consider alternative forms of compensation consistent with our compensation goals that preserve deductibility as much as possible.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Goolsby, Metcalfe, Parker, and Stack comprise the Compensation Committee. All of the members of the Compensation Committee are independent directors under the listing standards of the NYSE and under the Company’s Independence Standards. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. This report is provided by the following independent directors, who comprise the Compensation Committee.

Geoffrey L. Stack (Chairman), John L. Goolsby,

Norman Metcalfe, George G. C. Parker

Members of the Compensation Committee

Fiscal Year 2010 Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by, or paid to each of the named executive officers for the fiscal years ended December 31, 2010, 2009, and 2008.

Name and Principal Position	Year	Salary ($)	(2) Bonus ($)	(3) Stock Awards ($)	(4) Non-Equity Incentive Plan Compensation ($)	(5) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(6) (7) All Other Compensation ($)	Total ($)
Robert A. Stine, (1)	2010	450,000	—	5,384,617	355,000	666,635	31,615	6,887,867
Chief Executive Officer	2009	466,667	—	279,940	304,000	56,390	28,232	1,135,229
	2008	500,000	—	235,778	375,000	259,248	33,672	1,403,698

Allen E. Lyda,	2010	215,250	—	1,864,970	115,331	179,307	21,823	2,396,681
Chief Financial Officer	2009	215,250	—	89,895	101,105	45,665	14,105	466,020
	2008	215,250	—	75,022	115,000	120,506	18,027	543,805

Joe Drew,	2010	207,050	—	1,640,869	107,412	101,570	20,684	2,077,585
Senior Vice President, Real Estate	2009	207,050	—	85,701	79,052	45,665	12,786	430,254
	2008	207,050	—	75,022	100,000	102,356	16,521	500,949

Teri Bjorn,	2010	205,000	—	1,115,669	99,005	29,425	17,144	1,466,243
Vice President, General Counsel	2009	205,000	—	85,533	78,119	3,000	21,344	392,996
	2008	205,000	—	—	75,000	45,310	19,911	345,221

Kathleen Perkinson,	2010	205,000	—	1,553,720	110,065	—	21,146	1,889,931
Senior Vice President, Natural Resources and Stewardship	2009	205,000	—	86,822	84,884	—	16,502	393,208
	2008	205,000	33,150	—	116,850	—	17,727	372,727

1.	Mr. Stine does not receive any additional compensation for being a director of the Company. In April 2009, Mr. Stine took a voluntary $50,000 annual reduction in salary as a part of a cost reduction program.
2.	Ms. Perkinson received a one time additional bonus related to her efforts on the 2008 Conservation and Land Use Agreement.
3.	The figures in this column represent four separate stock grants for the Chief Executive Officer and Chief Financial Officer and three separate stock grants for the other named executive officers: (i) the incremental value of the stock awards granted in lieu of cash payments under the Company’s annual incentive plan for 2010 over the value of the cash awards that would have otherwise been payable based upon 2010 performance (see the discussion under “Annual Performance-Based Incentive Bonus” on page 19 above for additional detail regarding this program); (ii) the grant date fair value of the three-year rolling performance shares granted in 2010; (iii) the grant date fair value of modified existing performance milestone grants and new performance milestone grants (see the discussion under “Equity Compensation” beginning on page 19 above for additional detail regarding this program); and (iv) restricted stock grants for the replacement of expired stock options to Mr. Stine and Mr. Lyda only. The incremental value of the stock awards granted in lieu of cash payouts under the annual incentive plan for 2010 for Mr. Stine equals $33,725; Mr. Lyda $10,956; Mr. Drew; $10,205; Ms. Bjorn $9,405; and Ms. Perkinson $10,456. The grant date fair value at target for the three-year rolling performance shares awards included in this column are $249,270 for Mr. Stine and $79,292 for each of the other named executive officers. At maximum achievement the value received by Mr. Stine under the three-year rolling performance shares awards granted in 2010 would be $373,917 and for each of the other named executive officers the amount would equal $118,955. The value of stock awards is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The grant date fair value for grants with performance conditions includes the estimated probable outcome of the performance condition. Further information regarding stock awards can be found in Note 8, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. During 2010, the stock awards granted did not vest and will only vest in future years based on the achievement of cash flow targets, milestone performance objectives tied to development activities, and to continued employment with the Company.
4.	Non-Equity incentive plan compensation for the Chief Executive Officer and other named executive officers consists of annual incentive plan payments earned in the applicable fiscal year. As described under “Annual Performance-Based Incentive Bonus” on page 19 above, in 2010 one-half of the above amounts were paid in the form of stock grants in lieu of cash. In 2009 the entire above amount was paid in the form of stock grants and in 2008 payments under the annual incentive plan were paid in cash.

5.	The change in pension value is based upon the same assumptions and measurements that are used for the audited financial statements for the current year. See Note 13, Retirement Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. There are no above-market or preferential earnings related to the Company’s nonqualified deferred compensation plan.
6.	All Other Compensation includes $10,000 in 2010 for life insurance premiums for Mr. Stine.
7.	Each of the named executive officers had the following perquisites, included in All Other Compensation above: Company vehicle and maintenance costs and country club membership. The costs related to those perquisites for 2010 are: Mr. Stine – Company vehicle $21,615; Mr. Lyda – Company vehicle $21,823; Mr. Drew – Company vehicle $20,864; Ms. Bjorn—Company vehicle $17,144; and Ms. Perkinson—Company vehicle $21,146

Grants of Plan-Based Awards in Fiscal Year 2010

The following table provides information about awards granted to the named executive officers in the fiscal year ended December 31, 2010 pursuant to our 2004 Stock Incentive Program.

	Year	Grant Date	Estimated Future Payouts under Non-Equity Incentives (1)			All Other Stock Awards (#)	Estimated Future Payouts under Equity Incentives (3)			Grant Date Fair Value of Stock Grants at Target Achievement ($)
Name			Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Robert A. Stine:
Performance grants, cash flow objective	2010	9/14/10					5,426	10,852	16,278	249,270
Annual incentive plan		12/14/10	55,000	112,500	196,875
Annual incentive plan-stock portion (1)		12/14/10				6,953				177,500
Annual incentive restricted stock grant (1)		12/14/10				1,321				33,725
Restricted stock grants (2)		1/15/10				18,948				578,672
Milestone performance grants		9/14/10						207,000	310,500	4,522,960

Allen E. Lyda:
Performance grants, cash flow objective	2010	9/14/10					1,726	3,452	5,178	79,292
Annual incentive plan		12/14/10	20,449	40,898	61,347
Annual incentive plan-stock portion (1)		12/14/10								57,665
Annual incentive restricted stock grant (1)		12/14/10				429				10,956
Restricted stock grants (2)		1/15/10				5,167				157,800
Milestone performance grants		9/14/10						77,001	115,502	1,616,926

Joe Drew:
Performance grants, cash flow objective	2010	9/14/10					1,726	3,452	5,178	79,292
Annual incentive plan		12/14/10	19,670	39,340	59,010
Annual incentive plan-stock portion (1)		12/14/10				2,103				53,706
Annual incentive restricted stock grant (1)		12/14/10				400				10,205
Milestone performance grants		9/14/10						71,001	106,502	1,551,362

Teri Bjorn:
Performance grants, cash flow objective	2010	9/14/10					1,726	3,452	5,178	79,292
Annual incentive plan		12/14/10	19,475	38,950	58,425
Annual incentive plan-stock portion (1)		12/14/10				1,933				49,340
Annual incentive restricted stock grant (1)		12/14/10				368				9,405
Milestone performance grants		9/14/10						47,001	70,502	1,026,972

Kathleen Perkinson:
Performance grants, cash flow objective	2010	9/14/10					1,726	3,452	5,178	79,292
Annual incentive plan		12/14/10	19,475	38,950	58,425
Annual incentive plan-stock portion (1)		12/14/10				2,155				55,033
Annual incentive restricted stock grant (1)		12/14/10				410				10,456
Milestone performance grants		9/14/10						67,001	100,502	1,463,968

1.	The annual incentive award is based on the achievement of both quantitative and qualitative annual business objectives. The objectives vary based on the named executive officer’s responsibilities but normally include a company objective related to cash flow and, where appropriate, operating segment objectives related to revenues and net profit of the segment. For 2010 based upon the percentage of achievement shown in the Annual Performance Base Incentive Bonuses section of Compensation Discussion and Analysis Mr. Stine earned an incentive of $355,000, Mr. Lyda $115,331, Mr. Drew $107,412, Ms. Bjorn $99,005, and Ms. Perkinson $110,065. The above incentive awards for 2010 were paid out in one-half restricted stock that vest in three annual installments beginning March 2011 and ending March 2013 and one-half in cash. The restricted stock grant awards in lieu of cash payments earned in 2010 under the annual incentive plan equaled 6,953 shares for Mr. Stine; 2,259 shares for Mr. Lyda; 2,103 for Mr. Drew; 1,933 for Ms. Bjorn; and 2,155 for Ms. Perkinson.
2.	The 2010 stock grant is related to the replacement of stock options that expired unexercised in past years. These grants vest one-third each year beginning in 2010 and ending in 2012.
3.	The equity incentive award program provides performance unit grants, which vest upon achievement of a cash flow objective over a three-year time frame. The objective is based upon meeting targeted cash from operations less cash used in investments within the Company’s five-year business plan. The three-year objective for these potential stock awards is cash usage of $46 million. The milestone performance grants consist of the modification of existing milestone performance grants and the issuance of new performance grants related to the achievement of development goals related to Tejon Mountain Village and Centennial.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the current holdings of stock options, restricted stock, and performance unit awards of the named executive officers. This table includes unexercised option awards, unvested stock grants, and performance share grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive officer. The market value of the stock awards is based on the closing market price of Tejon stock as of December 31, 2010, which was $27.55 per share. The market value as of December 31, 2010 shown below assumes satisfaction of performance objectives at the target level of achievement.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert A. Stine:
Stock Option Award	40,000	—	$23.5500	12/04/11
Stock Option Award	100,000	—	$27.6600	12/03/12
Restricted stock grants (1)					12,632	348,012
Annual Stock Incentive Award (2)							16,599	457,302
Performance Units (3)							26,715	735,998
Milestone Performance Units (4)							249,000	6,160,260

Totals Robert A. Stine	140,000	—			12,632	348,012	292,314	7,353,560

Allen E. Lyda:
Stock Option Award	18,000	—	$23.5500	12/04/11
Stock Option Award	25,000	—	$27.6600	12/03/12
Restricted stock grants (1)					3,444	94,882
Annual Stock Incentive Award (2)							5,457	150,340
Performance Units (3)							8,500	234,175
Milestone Performance Units (4)							89,000	2,451,950

Totals Allen E. Lyda	43,000	—			3,444	94,882	102,957	2,836,465

Joe Drew:
Stock Option Award	12,000	—	$27.6600	12/03/12
Annual Stock Incentive Award (2)							4,668	128,603
Performance Units (3)							8,500	234,175
Milestone Performance Units (4)							86,000	2,369,300

Totals Joe Drew	12,000	—			—	—	99,168	2,732,078

Teri Bjorn:
Annual Stock Incentive Award (2)							4,446	122,487
Performance Units (3)							6,426	177,036
Milestone Performance Units (4)							50,000	1,377,500

Totals Teri Bjorn	—	—			—	—	60,872	1,677,023

Kathleen Perkinson:
Annual Stock Incentive Award (2)							4,890	134,720
Performance Units (3)							6,426	177,036
Milestone Performance Units (4)							70,000	1,928,500

Totals Kathleen Perkinson	—	—			—	—	81,316	2,240,256

1.	The 2010 restricted stock grant is related to the replacement of stock options that expired unexercised in past years. The Compensation Committee based on its concept of an overall total compensation package determined it was appropriate to grant restricted time vesting stock as a replacement for stock options that had expired in past years. The only named executive officers impacted by this decision were Mr. Stine and Mr. Lyda.
2.	During 2010 and 2009, the Company issued stock in lieu of cash for all or a portion of the annual incentive bonus. The shares issued to date vest each year through 2013. Please see discussion beginning on page 19 of Annual Performance-Based Incentives.
3.	Performance units consist of shares that may vest during March 2011, 2012, and 2013 based upon achievement of a rolling three-year cash flow objective that is included within our five-year business plan. The shares shown are based upon reaching target levels of performance. Included in this number are the following shares that will vest in 2011 due to the achievement of the specified cash flow objective over the 2008-2010 period: Mr. Stine—5,994 shares; Mr. Lyda—1,907 shares; and Mr. Drew—1,907 shares.
4.	Milestone performance units consist of shares that may vest upon achievement of specific milestone objectives related to our residential development and conservation efforts.

Stock Vested in Fiscal Year 2010

The following table provides information, for the named executive officers, on the value realized, and the number of shares acquired upon the vesting of stock awards and the value realized each before payment of any applicable withholding tax and broker commissions.

	OPTIONS EXERCISES AND STOCK VESTED
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert A. Stine:
Stock Options	50,000	329,000
Restricted Stock Grants			6,316	$192,638
Annual Incentive Grants			4,162	134,266
Milestone Performance Grants (1)			10,485	255,310

Total Robert A. Stine	50,000	$329,000	$20,963	$582,214

Allen E. Lyda:
Stock Options	21,000	202,230
Restricted Stock Grants			1,384	$42,212
Annual Incentive Grants			1,722	55,552
Milestone Performance Grants (1)			3,177	77,360

Total Allen E. Lyda	21,000	$202,230	6,283	$175,124

Joe Drew:
Annual Incentive Grants			1,082	34,905
Milestone Performance Grants (1)			4,289	104,437

Total Joe Drew	—	$—	5,371	$139,342

Teri Bjorn :
Annual Incentive Grants			1,070	34,518
Milestone Performance Grants (1)			1,200	29,220

Total Teri Bjorn	—	$—	$2,270	$63,738

Kathleen Perkinson:
Annual Incentive Grants			1,162	37,486
Milestone Performance Grants (1)			1,200	29,220

Total Kathleen Perkinson	—	$—	$2,362	$66,706

1.

The milestone performance grants that vested during 2010 were originally granted in 2004 as a part of milestone performance grants tied to the Tejon Mountain Village community. These shares vested based on the approval of entitlements for the Tejon Mountain Village community by the Kern County Board of Supervisors.

Pension Benefits in Fiscal Year 2010

The Company’s pension plan is a tax-qualified retirement program that covers eligible employees of the Company. Effective January 31, 2007, the pension plan was frozen so that anyone who was hired on or after February 1, 2007, is not allowed to enter the plan. An employee is eligible for normal retirement benefits on the first day of the month coinciding with or next following the employee’s Social Security Retirement Date. The amount of annual benefit, payable monthly, is based upon an employee’s Average Monthly Compensation which is based upon the employee’s highest five consecutive calendar years of compensation out of the employee’s final ten years of compensation. The amount of the annual benefit payable monthly shall be: 1.45% of the

Average Monthly Compensation offset by .65% of the Final Average Compensation not in excess of one-twelfth of Covered Compensation multiplied by Total Years of Service (up to a maximum of 25 years); or the sum of the accrued benefit as of December 31, 1988 and the benefit as calculated above with Total Years of Service reduced by the Years of Service prior to January 1, 1989.

The named executive officers’ annual earnings taken into account under this formula include base salary and any annual cash or stock incentive payments, if any, but may not exceed an IRS-prescribed limit applicable to tax qualified plans ($245,000 for 2010).

Pension benefits fully vest after the completion of five years of service. Prior to that time the benefit is not vested.

The supplemental executive retirement plan, or SERP, was established for the named executive officers to replace any pension benefit the named executive officers might lose due to the IRS-prescribed limit applicable to tax-qualified plans. The SERP benefit is calculated based on the same formula as the defined benefit plan.

Name	Plan Name	Number of Years Credited Service (#)	(1) Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Robert A. Stine	Defined Benefit Plan	15	440,722	—
	Supplemental Executive Retirement Plan (2)(3)	29	2,852,403	—

Allen E. Lyda	Defined Benefit Plan	21	258,501	—
	Supplemental Executive Retirement Plan (2)	21	170,295	—

Joe Drew	Defined Benefit Plan	10	330,527	—
	Supplemental Executive Retirement Plan (2)	10	65,918	—

Teri Bjorn (4)	Defined Benefit Plan	4	77,235	—

Kathleen Perkinson (5)	None

1.	The present value of the accumulated benefit is based upon the same assumptions and measurements that are used in the preparation of the audited financial statements for the current year. See Note 13, Retirement Plans, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the valuation method and these assumptions.
2.	The SERP replaces any pension benefit the above-named executive officers lose based on compensation limits with the defined benefit plan imposed by IRS limits. The SERP benefit is calculated based on the same formula as the defined benefit plan.
3.	Mr. Stine receives 1.85 years of service for every year of service within the SERP. This was provided for in Mr. Stine’s employment contract so that he could receive a full pension benefit at retirement in consideration of his age when joining the Company. This is a benefit provided to Mr. Stine and is not available to the other named executive officers. The increase in benefit related to the additional years of service in the SERP plan is approximately $1.4 million.
4.	Ms. Bjorn is currently not eligible for the SERP due to the plan being closed to new participants. This could change in the future based on approval of the Compensation Committee.
5.	Ms. Perkinson joined the Company after the defined benefit plan had been amended to allow no new participants.

Fiscal Year 2010 Nonqualified Deferred Compensation Table

The nonqualified deferred compensation plan allows the deferral of salary, bonuses and vested restricted stock or performance units and there are no limits on the extent of deferral permitted. The plan is available for the named executive officers and directors of the Company. Each of the named executive officers with deferred compensation have elected to defer payment until termination of employment at which time payment will be made in a lump sum in accordance with Internal Revenue Code Section 409A. Withdrawals are provided for in the plan for unforeseeable emergencies such as financial hardship from illness or accident, loss of property due to casualty, or other similar extraordinary circumstance arising as a result of events beyond control of the employee, each as determined by the Company. A distribution based on an unforeseeable emergency is made only with the consent of the Company.

The Company does not contribute to the nonqualified deferred compensation plan for the benefit of any named executive officer or director. Earnings from any cash contributed or stock that is converted to cash by a named executive officer or director are based upon the market return of the investment in which such officer or director directed his or her contribution. All holdings in the nonqualified deferred compensation plan are in the form of Company stock. No shares have been to cash within the plan.

Name (1)	Executive Contributions in Last FY ($)	(3) Aggregate Earnings (loss) in Last FY ($)	Aggregate Balance at Last FYE ($)

Robert A. Stine(4)	—	(21,020)	346,772
Allen E. Lyda(4)	—	(17,026)	280,872
Joe Drew(4)	—	(17,026)	280,872
Teri Bjorn	—	—	—
Kathleen Perkinson	—	—	—

1.	The named executive officers that have participated in the nonqualified deferred compensation plan have only deferred the receipt of restricted stock and performance unit grants that vested in 2005, 2006, 2007 and 2008.
2.	All amounts reported in the aggregate balance at last fiscal year end previously were reported as compensation to the named executive officer in the Summary Compensation Table for previous years.
3.	Aggregate earnings in the last fiscal year are based on the change in price of the Company’s stock from the prior year-end to December 31, 2010. This factor is used because all investments within the nonqualified deferred compensation plan are held in Company Stock.
4.	For each participating named executive officer, the current distribution date from the nonqualified deferred compensation plan is upon termination of employment. The decision by each named executive officer to defer future compensation and the distribution date of any deferral is determined at the end of each fiscal year for awards that may be received in the coming new year.

Fiscal Year 2010 Potential Payments Upon Termination or Change in Control

A change in control is deemed to have occurred if (i) there is an acquisition by any person or group (excluding current ownership) of 20% or more of the outstanding shares of the Company; (ii) the Company sells all or substantially all of its assets; or (iii) the Company merges or consolidates with another entity.

Terminations of employment in connection with a change in control can occur if the named executive officer is terminated without cause during the two years after the occurrence of a change in control or the named executive officer is terminated prior to a change in control at the request of a third party who has taken steps to effect a change in control. The named executive officers can also voluntarily terminate employment after a change in control if they have been assigned substantial reductions in duties and responsibilities, received a reduction in base salary, or had an annual bonus opportunity eliminated or significantly reduced (i.e. a resignation for good reason). An executive’s employment shall be deemed to have been terminated for cause if employment is terminated as a result of failure to perform his or her duties, willful misconduct or breach of fiduciary duty, fraud, and wrongful disclosure of confidential information.

Change in control benefits include a continuation of base salary for a period of 36 months for the Chief Executive Officer and 30 months for the other named executive officers, and lump sum payments of two and one half times their annual bonus based on their average bonus for the previous three years. The named executive officers are also entitled to receive a continuation of health and other insurance benefits over the salary continuation period. Each named executive officer also has the right for a three-month period to continue use of any perquisites he or she may have had prior to the change in control. Generally, all unvested performance unit awards will vest at target achievement levels upon a change in control whether or not the named executive officer is terminated. During the period of time benefits are to be received under a change in control the named executive officers must agree not to solicit any employees of the Company or disclose any confidential information related to the Company. This restriction runs 36 months for the Chief Executive Officer and 30 months for the other named executive officers.

Name	Benefit	After Change in Control (1)(2)(3)	Change in Control No Termination ($)
		Termination w/o Cause or for Good Reason ($)

Robert A. Stine	Salary Continuation	1,500,000
	Bonus	937,500
	Health Insurance	32,544
	Other Compensation(5)	43,865
	Equity Compensation(4)	7,701,573	7,701,573

	Total Value	10,215,482	7,701,573

Allen E. Lyda	Salary Continuation	538,125
	Bonus	276,930
	Health Insurance	27,120
	Other Compensation(5)	22,013
	Equity Compensation(4)	2,931,347	2,931,347

	Total Value	3,795,535	2,931,347

Joe Drew	Salary Continuation	517,625
	Bonus	236,728
	Health Insurance	27,120
	Other Compensation(5)	17,116
	Equity Compensation(4)	2,732,078	2,732,078

	Total Value	3,530,667	2,732,078

Teri Bjorn	Salary Continuation	512,500
	Bonus	189,968
	Health Insurance	27,120
	Other Compensation(5)	16,113
	Equity Compensation(4)	1,677,024	1,677,024

	Total Value	2,422,725	1,677,024

Kathleen Perkinson	Salary Continuation	512,500
	Bonus	250,843
	Health Insurance	27,120
	Other Compensation(5)	17,113
	Equity Compensation(4)	2,240,256	2,240,256

	Total Value	3,047,832	2,240,256

1.	For the above calculations, it is assumed that the triggering event took place on the last business day of 2010, and the stock price used in the above calculation was the per share price on that day ($27.55)
2.	The value for vesting of performance unit awards and milestone performance awards is the closing market price on the last business day of 2010 ($27.55).
3.	Each restricted stock award contract and performance unit award contract contains language that shares vest upon a change in control. For purposes of this table, it is assumed all non-vested performance units and milestone units vest immediately at the target level.
4.	For determination of value, only stock options in the money were considered because it is assumed that options out of the money will not be exercised. Please see the Outstanding Equity Awards at 2010 Fiscal Year-End table on page 32 for option exercise prices.
5.	Each of the above-named executive officers has a severance agreement describing benefits to be received in the event of a change in control and one of the above actions takes place after the change in control. Salary continuation is for a 36-month period for Mr. Stine and a 30-month period for the other named executive officers at the salary in effect immediately prior to the change in control. The bonus amount is equal to the three-year average bonus for two full fiscal years and one half of the three-year average for the third fiscal year after termination. Health insurance is provided over the 36-month or 30-month period, as the case may be, under the same conditions as prior to termination. “Other Compensation” consists of accrued and unused vacation at the time of termination and if the named executive officer has the right to use a Company vehicle or a country club membership prior to termination, the continuation of that benefit for a three-month period of time.

Director Compensation in Fiscal Year 2010

In 2010, non-employee directors received an annual retainer of $45,000 payable in common stock in arrears, quarterly, based on the closing price of the Company’s common shares at each quarter end. In addition, the Chairman of the Board received an annual retainer of $25,000 payable in common shares and the Chairmen of the Audit, Compensation and Real Estate Committees each received an annual retainer of $10,000 payable in common shares. Directors affiliated with a person or entity owning 15% or more of the Company’s total shares outstanding could elect to receive his or her entire annual retainer in cash.

Name	Fees Earned or Paid in Cash ($)	(1) Stock Awards ($)

John Goolsby(2)	—	45,000
Barbara Grimm-Marshall(2)	—	45,000
Norman Metcalfe(2)	—	55,000
George G. C. Parker(2)	—	55,000
Kent G. Snyder(2)	—	70,000
Geoffrey L. Stack(2)	—	55,000
Michael H. Winer(2)	45,000	—

1.	The amounts reported reflect the grant date fair value of stock awards granted in 2010 to each director. Please see Note 8, Stock Compensation Plan, to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for additional information regarding the valuation of stock awards. The number of stock awards granted each year is determined on a quarterly basis by dividing one fourth of the annual retainer by the closing stock price at the end of each quarter. During 2010, the directors received the following number of stock awards: Mr. Goolsby—1,784 shares; Ms. Grimm-Marshall—1,784 shares; Mr. Metcalfe—2,180 shares; Mr. Parker—2,180 shares; Mr. Snyder—2,774 shares; Mr. Stack—2,180 shares; and Mr. Winer—0 shares.
2.	The director’s had the following vested but unexercised stock options at December 31, 2010; Mr. Goolsby—2,532 shares; Ms. Grimm-Marshall—0 shares; Mr. Metcalfe—3,997 shares; Mr. Parker—3,997 shares; Mr. Snyder—7,995 shares; Mr. Stack—3,995 shares; and Mr. Winer—0 shares. None of the directors have unvested stock grants.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the stock ownership of stockholders known to the Company to be the beneficial owners of more than 5% of the shares of the Company’s Common Stock outstanding as of March 11, 2011. The table also provides the stock ownership as of the same date of all directors, each executive officer named in the Summary Compensation Table (the “named executive officers” during 2010), and all directors and officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Third Avenue Management LLC	5,082,455	(3)	25.73%
622 Third Avenue New York, NY 10017

TowerView LLC	1,695,000	(4)	8.57%
500 Park Avenue New York, NY 10022

The London Company	1,320,362	(5)	6.68%
1801 Bayberry Court, Suite 301 Richmond, Virginia 23226

Directors
John L. Goolsby	15,068	(6)	below 1%
Barbara Grimm-Marshall	7,216	(7)	below 1%
Norman Metcalfe	20,383	(7)	below 1%
George G. C. Parker	15,408	(6)	below 1%
Kent G. Snyder	17,909	(7)	below 1%
Geoffrey L. Stack	22,261	(8)	below 1%
Robert A. Stine	240,700	(9)	1.22%
Michael H. Winer	5,082,455	(3)	25.73%
Executive Officers
Dennis J. Atkinson	37,750	(8)	below 1%
Joseph E. Drew	38,401	(7)	below 1%
Allen E. Lyda	79,331	(8)	below 1%
Kathleen J. Perkinson	2,062	(7)	below 1%
All executive officers and directors as a group (12 persons)	5,578,944		28.22%

(1)	In each case, the named stockholder in the above table has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options, restricted stock and restricted stock units are held by directors and officers individually. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days. As a result, we have included in the “Amount and Nature of Beneficial Ownership” column, shares of vested and unvested restricted stock granted to a beneficial owner. Such restricted stock has voting rights, irrespective of vesting. In addition, we have included restricted stock units that could possibly vest within 60 days of March 11, 2011, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(2)

For purposes of computing the “Percent of Class” column, any shares which such person does not currently own but has the right to acquire within 60 days of March 11, 2011 are deemed to be outstanding for the purpose of computing the percentage ownership of any person. Restricted stock is deemed outstanding, irrespective of vesting. Also included are restricted stock units that could possibly vest within 60 days of

March 11, 2011, even though for any such restricted stock units shown to vest within that period, the beneficial owner would have to terminate his relationship with the Company.
(3)	Based on information included in a Schedule 13G dated February 14, 2011 filed by Third Avenue Management LLC. Transamerica Third Avenue Value VP, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 68,444 of the shares reported by Third Avenue Management, or TAM; Manulife Global Real Estate Fund, a mutual fund corporation formed by Articles of Incorporation under the laws of Ontario, has the right to receive dividends from, and the proceeds from the sale of, 16,900 of the shares reported by TAM; Manulife Global Real Estate Fund, a mutual fund corporation formed by Articles of Incorporation under the laws of Ontario, has the right to receive dividends from, and the proceeds from the sale of, 1,582 of the shares reported by TAM; Transamerica Third Avenue Value, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 86,298 of the shares reported by TAM; Third Avenue Real Estate Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 941,627 of the shares reported by TAM; Third Avenue Real Estate Value Fund UCITS, a series of Third Avenue Capital p.l.c., an umbrella open-ended investment company authorized by the Irish Financial Services Regulatory Authority under the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, has the right to receive dividends from, and the proceeds from the sale of, 7,190 of the shares reported by TAM; Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 322,646 of the shares reported by TAM; Third Avenue Small Cap Value Fund UCITS, a series of third Avenue Capital p.l.c., an umbrella open-ended investment company authorized by the Irish Financial Services Regulatory Authority under the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, has the right to receive dividends from, and the proceeds from the sale of, 1,000 of the shares reported by TAM; Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 3,420,106 of the shares reported by TAM; Third Avenue Value Fund UCITS, a series of Third Avenue Capital p.l.c., an umbrella open-ended investment company authorized by the Irish Financial Services Regulatory Authority under the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations, has the right to receive dividends from, and the proceeds from the sale of, 57,073 of the shares reported by TAM; Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 142,008 of the shares reported by TAM; and various separately managed accounts for whom TAM acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, 45,302 of the shares reported by TAM. Mr. Winer is a portfolio Manager of Third Avenue Management LLC and has dispositional authority over 5,107,249 shares and voting authority over 5,082,455 shares. Mr. Winer disclaims beneficial ownership of the shares owned by said entities for all other purposes.
(4)	Based on information included in a Schedule 13G/A dated February 4, 2011 filed by TowerView LLC with the SEC pursuant to the Exchange Act. TowerView LLC has sole voting power and investment power over the 1,695,000 shares of common stock shown.
(5)	Based on information included in a Schedule 13G/A dated March 17, 2011 filed by The London Company with the SEC pursuant to the Exchange Act.
(6)	The shares owned by Mr. Goolsby include 12,536 shares in his personal investment accounts and 2,532 shares underlying stock options that are currently exercisable. The shares owned by Mr. Parker include 11,213 shares in his personal investment accounts, 1,663 restricted stock units that could possibly vest within 60 days, and 2,532 shares underlying stock options that are currently exercisable. The shares owned by each of Mr. Goolsby and Mr. Parker in their personal investment accounts are held by a family trust, respectively, concerning which each director and his respective spouse share voting and investment power.
(7)

The shares owned by Mr. Metcalfe include 9,985 shares in his personal investment accounts, 7,886 restricted stock units that could possibly vest within 60 days of March 11, 2011, and 2,532 shares underlying stock options that are currently exercisable. The shares owned by Mr. Snyder include 3,977 shares in his personal investment accounts, 8,867 restricted stock units that could possibly vest within 60 days of March 11, 2011, and 5,065 shares underlying stock options that are currently exercisable. The shares owned by Ms. Grimm-Marshall include 3,640 shares in her personal investment accounts, and 13,576 shares of restricted stock that could possibly vest within 60 days. The shares owned by Mr. Drew include 16,206 in his personal investment accounts, 10,195 restricted stock units that could possibly vest within 60 days of March 11, 2011, and 12,000 shares underlying stock options that are currently exercisable. All shares owned by Ms. Perkinson are held in her personal investment account.

(8)	The shares owned by Mr. Stack include 12,251 shares in his personal investment accounts, 7,478 restricted stock units that could possibly vest within 60 days of March 11, 2011, and 2,532 shares underlying stock options that are currently exercisable. The shares owned by Mr. Atkinson include 10,702 shares in his personal investment accounts, 2,948 shares of restricted stock, that could possibly vest within 60 days of March 11, 2011 and 24,100 shares underlying stock options that are currently exercisable. The shares owned by Mr. Lyda, the Principal Financial Officer of the Company, include 26,136 shares in his personal investment accounts, 10,195 restricted stock units that could possibly vest within 60 days of March 11, 2011, and 43,000 shares underlying stock options that are currently exercisable. The shares owned by each of Messrs. Stack, Lyda and Atkinson in their accounts are held as community property concerning which the named person and his spouse share voting and investment power.
(9)	Mr. Stine, as the President and Chief Executive Officer of the Company, is an executive officer as well as a director. The shares owned by Mr. Stine include 88,113 shares in his personal investment accounts, 12,587 shares of restricted stock units that could possibly vest within 60 days of March 11, 2011, and 140,000 shares underlying stock options that are currently exercisable. Of the shares in Mr. Stine’s accounts, some of the shares are held by a family trust and some are held as community property. In each case he and his spouse share voting and investment power.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board has furnished the following report:

The Audit Committee reviewed Tejon Ranch Co.’s (the “Company’s”) financial reporting process on behalf of the Board of Directors (the “Board”). Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from the Company and its management. The Audit Committee has also considered whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the reviews and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.

George G. C. Parker (Chairman), John Goolsby, Barbara Grimm-Marshall,

Geoffrey L. Stack

Members of the Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10% of the Company’s outstanding Common Stock, to file reports of ownership and changes in beneficial ownership of the Company’s Common Stock on Form 3, Form 4, and Form 5, as appropriate, with the SEC and to furnish the Company with copies of all such Section 16(a) reports that they file. Based solely on the review of copies of such reports and amendments thereto and other information furnished to the Company, the Company believes that, during 2010, all officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock complied in a timely manner with all filing requirements except for Messrs. John Goolsby, Allen Lyda, Norman Metcalfe, George Parker, and Robert Stine and Ms. Barbara Grimm-Marshall, each of whom filed one late Form 4 to report the exercise of his/her subscription rights in connection with the Company’s rights offering due to his/her treatment of the settlement date of the rights offering, as opposed to the expiration date of the rights offering, as the triggering date for the related Form 4.

Legal Procedures Involving Directors and Executive Officers

None of the members of the Board or any named executive officer have been involved in any legal proceedings over the last ten-year period involving proceedings from involvement in mail or wire fraud; violations of federal or state securities, commodities banking or insurance laws; petitions under federal bankruptcy laws; or disciplinary sanctions or order imposed by a stock, commodities or derivatives exchange.

Related Person Transactions

The Board follows certain policies and procedures developed for the review and approval of all transactions with related persons, pursuant to which the Board reviews the material facts of, and either approves or disapproves of, the Company’s entry into any transaction, arrangement or relationship or any series thereof in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest (other than solely as a result of being a director or less than ten percent beneficial owner of another entity).

The Board reviews all relationships and transactions in which both the Company and any related person are participants to determine whether such related persons have a direct or indirect material interest in such transaction. A “related person” is any executive officer, director or director nominee of the Company, or any beneficial owner of more than five percent of the Company’s Common Stock, or any immediate family member of any of the foregoing. The Company discloses transactions in its proxy statements with related persons in accordance with Item 404 of Regulation S-K of the Exchange Act.

In the course of the Board’s review and approval or ratification of a related party transaction, the Board considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Board deems appropriate.

Any member of the Board who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction, provided that such director may be counted in determining the presence of a quorum at a meeting that considers the transactions. During 2010 there were no related party transactions.

Financial Information

Both the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) as filed with the SEC accompany this Proxy Statement. Both reports may be obtained without charge by calling (661) 248-3000, or by written request to the Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243.

Notice of Internet Availability

You can now access the 2010 Annual Report and the 2011 Proxy Statement for the 2011 Annual Meeting via the Internet at the following address: http://materials.proxyvote.com/879080.

The enclosed information has been provided to you to enable you to cast your vote in one of three convenient ways: (1) via the Internet, (2) by telephone, or (3) by returning it in the enclosed postage-paid envelope. Whichever method you choose, you are encouraged to vote.

You can also eliminate the mailing of this information in the future by electing to receive this data through the internet and by an email directing you to vote electronically. This election can be made as you vote your proxy via the Internet by providing your email address when prompted.

Communications with Directors

Any stockholder or other party interested in communicating with members of the Board, any of its committees, the independent directors as a group or any of the independent directors may send written communications to Tejon Ranch Co., P.O. Box 1000, Lebec, California 93243, Attention: Corporate Secretary, or via the “Contact Us” link on the Company’s website, www.tejonranch.com. Communications received in writing are forwarded to the Board, committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Proposals for 2012 Annual Meeting

Stockholder proposals to be presented at the 2012 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 2, 2011 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Such proposals should be submitted in writing to the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement.

In addition, the Company’s Certificate of Incorporation require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act, as discussed above). Such nomination or other proposal will be considered at the 2012 Annual Meeting only if it is delivered to or mailed and received at the principal executive offices of the Company at the address set forth on the first page of this Proxy Statement not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the tenth (10th) day following the day on which the Notice of Annual Meeting of Stockholders was mailed. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of our proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at Tejon Ranch Co., P.O. Box 1000, Lebec, California 93243; telephone 661-248-3000, and we will promptly send you what you have requested. You can also contact our Corporate Secretary if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Other Business

Management does not know of any matter to be acted upon at the 2011 Annual Meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Stockholders are urged to sign and return their proxies without delay.

For the Board of Directors,

KENT G. SNYDER, Chairman of the Board

APPENDIX A

ATTACHMENT A TO CORPORATE GOVERNANCE GUIDELINES

The Nominating and Corporate Governance Committee annually reviews the independence of all directors, and reports its findings to the Board of Directors. Based upon the report and the directors’ consideration, the Board of Directors determines which directors shall be deemed independent.

A director will be deemed independent if it is determined that he or she has no material relationship with the corporation, either directly or through an organization that has a material relationship with the corporation. A relationship is “material” if, in the judgment of the Board of Directors, it might reasonably be considered to interfere with the exercise of independent judgment. Ownership of stock of the corporation is not, in itself, inconsistent with a finding of independence. In addition, an Audit Committee member must also be independent within the meaning of the New York Stock Exchange’s listing requirements for audit committees, and the requirements set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The following specific standards are utilized in determining whether a director shall be deemed independent:

>>	the director is not, and in the past three years has not been, an employee of Tejon Ranch Co. or any of its subsidiaries (collectively, “Tejon”);

>>	an immediate family member of the director is not, and in the past three years has not been, employed as an executive officer of Tejon;

>>	neither the director nor a member of the director’s immediate family is, or in the past three years has been, affiliated with or employed by Tejon’s present or former (within three years) internal or external auditor;

>>	neither the director nor a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of another company where any of Tejon’s present executives serve on that company’s compensation committee;

>>	neither the director nor a member of the director’s immediate family receives or has received more than $120,000 per year in direct compensation from Tejon in the past three years, other than director and committee fees and pensions or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service);

>>	(A) the director is not a current partner or employee of a firm that is Tejon’s internal or external auditor; (B) the director does not have an immediate family member who is a current partner of such a firm; (C) the director does not have an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on Tejon’s audit within that time;

>>	the director is not, nor are any of the director’s immediately family members, currently an executive officer of a company that makes payments to, or receives payments from, Tejon for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For purposes of this Attachment A, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares such person’s home.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

Tejon Ranch Co.	INTERNET http://www.proxyvoting.com/trc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# Fulfillment# 00000 00000

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 THROUGH 3, AND “FOR” EVERY 3 YEARS ON ITEM 4.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

Nominees: 01 John L. Goolsby 02 Norman Metcalfe 03 Kent G. Snyder	☐	☐	☐	2. Ratification of Ernst & Young as the Company’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions,” box above and write that nominee’s name(s) in the space provided below.)				3. Advisory vote on the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

*Exceptions				1 year	2 years	3 years	Abstain
				4. Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers. ☐	☐	☐	☐

5. To transact such other business as may properly come before the 2011 Annual Meeting or any adjournment or postponement thereof.

					Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Tejon Ranch Co. account online.

Access your Tejon Ranch Co. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Tejon Ranch Co., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the 2011Annual Meeting of stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/xxx

▼ FOLD AND DETACH HERE ▼

PROXY

Tejon Ranch Co.

Annual Meeting of Stockholders – May 10, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Kent G. Snyder and Robert A. Stine, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all of the shares of Tejon Ranch Co. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 10, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the 2011 Annual Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# Fulfillment# 00000 00000